Filed Pursuant to Rule 424(b)(2)

Registration No. 333-167771

Calculation of Registration Fee

Title of Each Class of Securities Offered	Amount to be Registered	Proposed Maximum Offering Price per Note	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
1.200% Notes due 2015	$1,000,000,000	99.944%	$999,440,000	$114,535.82
1.800% Notes due 2017	$1,500,000,000	99.914%	$1,498,710,000	$171,752.17
3.100% Notes due 2022	$2,300,000,000	99.923%	$2,298,229,000	$263,377.04
4.500% Notes due 2042	$3,500,000,000	98.767%	$3,456,845,000	$396,154.44
Floating Rate Notes due 2013	$1,000,000,000	100.000%	$1,000,000,000	$114,600.00
Floating Rate Notes due 2015	$500,000,000	100.000%	$500,000,000	$57,300.00

(1) Calculated in accordance with Rule 475(r) of the Securities Act of 1933, as amended.

Prospectus    Supplement

(To Prospectus dated April 27, 2012)

$9,800,000,000

$1,000,000,000 1.200% Notes due 2015

$1,500,000,000 1.800% Notes due 2017

$2,300,000,000 3.100% Notes due 2022

$3,500,000,000 4.500% Notes due 2042

$1,000,000,000 Floating Rate Notes due 2013

$500,000,000 Floating Rate Notes due 2015

United Technologies Corporation is offering four series of fixed rate notes that will pay interest semiannually in arrears on June 1 and December 1 of each year, beginning on December 1, 2012, and two series of floating rate notes that will pay interest quarterly in arrears, with respect to the floating rate notes due 2013 (as defined below), on March 2, June 2, September 2 and December 2 of each year, beginning on September 2, 2012, and, with respect to the floating rate notes due 2015 (as defined below), on March 1, June 1, September 1 and December 1 of each year, beginning on September 1, 2012. The fixed rate notes due 2015 will bear interest at a rate equal to 1.200% per year, and will mature on June 1, 2015 (the “notes due 2015”). The fixed rate notes due 2017 will bear interest at a rate equal to 1.800% per year, and will mature on June 1, 2017 (the “notes due 2017”). The fixed rate notes due 2022 will bear interest at a rate equal to 3.100% per year, and will mature on June 1, 2022 (the “notes due 2022”). The fixed rate notes due 2042 will bear interest at a rate equal to 4.500% per year, and will mature on June 1, 2042 (the “notes due 2042” and, together with the notes due 2015, the notes due 2017 and the notes due 2022, the “fixed rate notes”). The floating rate notes due 2013 will bear interest at a floating rate equal to three-month LIBOR plus 0.270%, and will mature on December 2, 2013 (the “floating rate notes due 2013”). The floating rate notes due 2015 will bear interest at a floating rate equal to three-month LIBOR plus 0.500% and will mature on June 1, 2015 (the “floating rate notes due 2015” and, together with the floating rate notes due 2013, the “floating rate notes”). The fixed rate notes and the floating rate notes are together referred to as the “notes.” If we do not consummate the Acquisition (as defined below) of Goodrich (as defined below) on or prior to March 25, 2013, or if the Merger Agreement (as defined below) is terminated at any time prior to that date, we will be required to redeem all of the notes at the redemption price discussed under the caption “Description of the Notes—Special Mandatory Redemption.” In addition, we may redeem some or all of any series of fixed rate notes, in whole or in part, at any time at the redemption price discussed under the caption “Description of the Notes—Optional Redemption of Fixed Rate Notes.”

The notes will be unsecured unsubordinated obligations of our company and will rank equally with each other and all of our other unsecured unsubordinated indebtedness from time to time outstanding.

Investing in the notes involves certain risks. You should read this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein, carefully before you make your investment decision. See “Risk Factors” beginning on page S-6 of this prospectus supplement, page 2 of the accompanying prospectus, as well as the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011 and the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, which are incorporated by reference herein, for more information.

	Per Note due 2015	Total	Per Note due 2017	Total	Per Note due 2022	Total	Per Note due 2042	Total	Per Floating Rate Note due 2013	Total	Per Floating Rate Note due 2015	Total
Public Offering Price (1)	99.944%	$999,440,000	99.914%	$1,498,710,000	99.923%	$2,298,229,000	98.767%	$3,456,845,000	100.000%	$1,000,000,000	100.000%	$500,000,000
Underwriting Discount	0.300%	$3,000,000	0.350%	$5,250,000	0.450%	$10,350,000	0.875%	$30,625,000	0.200%	$2,000,000	0.300%	$1,500,000
Proceeds to UTC (before expenses) (1)	99.644%	$996,440,000	99.564%	$1,493,460,000	99.473%	$2,287,879,000	97.892%	$3,426,220,000	99.800%	$998,000,000	99.700%	$498,500,000

(1)	Plus accrued interest from June 1, 2012, if settlement occurs after that date.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes to investors in book-entry form only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream and Euroclear, on or about June 1, 2012.

Joint Book-Running Managers

BofA Merrill Lynch	HSBC	J.P. Morgan

BNP PARIBAS	Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.	RBS

Senior Co-Managers

The Williams Capital Group, L.P.
Banca IMI
Barclays Capital
BNY Mellon Capital Markets, LLC
COMMERZBANK
Mitsubishi UFJ Securities
RBC Capital Markets
Santander
Standard Chartered Bank
SMBC Nikko

Co-Managers

BMO Capital Markets
CICC HK Securities
UniCredit Capital Markets

The date of this prospectus supplement is May 24, 2012.

We have authorized only the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different or additional information. We are not, and the underwriters are not, making an offer of these notes in any jurisdiction where the offer or sale of these notes is not permitted. You should not assume that the information appearing in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates.

Prospectus Supplement

Prospectus

S-i

SUMMARY

The following summary highlights selected information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus and may not contain all the information you need in making your investment decision. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein carefully, including the “Risk Factors” sections contained in this prospectus supplement and the accompanying prospectus, the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011 and the consolidated financial statements and the related notes incorporated by reference therein and the “Risk Factors” section of our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012 and the accompanying condensed consolidated financial statements and the related notes.

United Technologies Corporation

United Technologies Corporation (“UTC”) provides high technology products and services to the building systems and aerospace industries worldwide. UTC conducts its business through five principal segments: Otis, UTC Climate, Controls & Security, Pratt & Whitney, Hamilton Sundstrand and Sikorsky. Each segment groups similar operating companies, and the management organization of each segment has general operating autonomy over a range of products and services. Effective starting in 2012, UTC Climate, Controls & Security combines the prior Carrier and UTC Fire & Security segments into one segment. UTC has also established UTC Propulsion & Aerospace Systems, a new organization consisting of Pratt & Whitney and Hamilton Sundstrand, which will enable Pratt & Whitney and Hamilton Sundstrand to develop and offer integrated aerospace and propulsion products and solutions. Pratt & Whitney and Hamilton Sundstrand continue to operate and report as separate segments. The principal products and services of each segment are as follows:

•	Otis: elevators, escalators, moving walkways and services.

•

UTC Climate, Controls & Security: heating, ventilating, air conditioning (HVAC) and refrigeration systems, controls, services and energy efficient products for residential, commercial, industrial and transportation applications, as well as fire and special hazard detection and suppression systems and firefighting equipment, security, monitoring and rapid response systems and service and security personnel services.

•	Pratt & Whitney: commercial, military, business jet and general aviation aircraft engines, parts and services, industrial gas turbines, geothermal power systems and space propulsion.

•

Hamilton Sundstrand: aerospace products and aftermarket services, including power generation, management and distribution systems, flight systems, engine control systems, environmental control systems, fire protection and detection systems, auxiliary power units, propeller systems and industrial products, including air compressors, metering pumps and fluid handling equipment.

•	Sikorsky: military and commercial helicopters, aftermarket helicopter and aircraft parts and services.

United Technologies Corporation was incorporated in Delaware in 1934. Unless the context otherwise requires, “UTC,” “we,” “us,” “our” or the “Company” means only United Technologies Corporation and any successor obligor, and not any of its subsidiaries. Our principal executive offices are located at United Technologies Building, One Financial Plaza, Hartford, Connecticut 06103, telephone: (860) 728-7000.

Recent Developments

Pending Acquisition of Goodrich Corporation

On September 21, 2011, UTC, Charlotte Lucas Corporation, a New York corporation and a wholly owned subsidiary of UTC (“Merger Sub”), and Goodrich Corporation, a New York corporation (“Goodrich”), entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things and subject to the satisfaction or waiver of specified conditions, Merger Sub will merge with and into Goodrich (the “Acquisition”). As a result of the Acquisition, Merger Sub will cease to exist, and Goodrich will survive as a wholly owned subsidiary of UTC. The Acquisition is expected to be completed in mid-2012. However, there can be no assurance as to when or whether the Acquisition will be completed. See “Risk Factors—Risks Related to the Acquisition.”

At the effective time of the Acquisition (the “Effective Time”), each share of Goodrich common stock issued and outstanding immediately prior to the Effective Time (other than shares held by Goodrich, UTC, Merger Sub or any of their respective wholly owned subsidiaries) will be converted into the right to receive $127.50 in cash, without interest.

Goodrich is one of the largest worldwide suppliers of aerospace components, systems and services to the commercial and general aviation airplane markets. Goodrich is also a leading supplier of systems and products to the global defense and space markets. Goodrich’s business is conducted globally with manufacturing, service and sales undertaken in various locations throughout the world. Goodrich’s products and services are sold principally to customers in North America, Europe and Asia. Goodrich had revenues of approximately $8 billion in 2011. Once the Acquisition is complete, it is expected that Goodrich and Hamilton Sundstrand will be combined to form a new segment named UTC Aerospace Systems. This segment and our Pratt & Whitney segment will be separately reportable segments although they will both be included within the UTC Propulsion & Aerospace Systems organizational structure.

The completion of the Acquisition is subject to customary conditions, including, without limitation, (1) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and other consents and approvals required under applicable antitrust or other regulatory laws, including, without limitation, Council Regulation No. 139/2004 and Commission Regulation No. 802/2004, as amended, (2) the absence of any order, law or other legal restraint or prohibition preventing or prohibiting completion of the Acquisition, (3) the absence of certain governmental actions, (4) the absence of a material adverse effect on Goodrich, (5) subject to certain exceptions, the accuracy of representations and warranties of Goodrich, UTC and Merger Sub contained in the Merger Agreement and (6) the performance or compliance by Goodrich, UTC and Merger Sub of or with their respective covenants and agreements contained in the Merger Agreement. This offering is not conditioned upon the completion of the Acquisition.

Acquisition Financing

We estimate that the total amount of funds needed to pay the cash consideration for the Acquisition and to pay related fees, expenses and other amounts expected to become due and payable by UTC as a result of the Acquisition will be approximately $16.5 billion (the “Acquisition Obligations”). In addition, we anticipate that Goodrich will have approximately $1.9 billion of net debt as of the closing of the Acquisition.

UTC currently anticipates financing the Acquisition Obligations through (1) the issuance of the notes offered hereby, (2) additional borrowings to be made under the $2 billion term loan credit agreement that UTC entered into on April 24, 2012 (described below), (3) additional borrowings to be made through certain commercial paper issuances and (4) the issuance of certain other securities. We may subsequently reduce a portion of these additional borrowings using available cash (up to approximately $3 billion) and the proceeds of sales of certain non-core assets. The timing, amounts and terms of these borrowings and issuances and any subsequent reductions of a portion of these additional borrowings will depend on market conditions and other factors, and our financing plans may change. The Merger Agreement does not contain a financing condition. This offering is not conditioned upon the consummation of any of the financings mentioned in this paragraph.

On November 8, 2011, UTC entered into a credit agreement (the “Bridge Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Securities LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners, Bank of America, N.A. and HSBC Bank USA, National Association, as syndication agents, Citibank, N.A., Deutsche Bank AG, BNP Paribas, Goldman Sachs Bank USA and The Royal Bank of Scotland plc, as documentation agents, and the other lenders party thereto. The Bridge Credit Agreement provides for a $15 billion bridge loan facility that will be available for UTC to pay a portion of the Acquisition Obligations. Any funding under the Bridge Credit Agreement would occur substantially concurrently with the consummation of the Acquisition, subject to customary conditions for acquisition financings of this type. The Bridge Credit Agreement contains provisions requiring the reduction of the commitments of the lenders or the prepayment of outstanding advances by the amount of net cash proceeds above a certain threshold resulting from the incurrence of certain indebtedness by UTC or its subsidiaries (including pursuant to this offering), the issuance of certain capital stock by UTC and certain non-ordinary course sales or dispositions of assets by UTC or its subsidiaries. Any loans under the Bridge Credit Agreement would mature on the date that is 364 days after the funding date.

On April 24, 2012, UTC entered into a term loan credit agreement with various financial institutions that provides for a $2 billion unsecured term loan facility (the “Term Loan Agreement”), available for UTC to pay a portion of the Acquisition Obligations. Any loan under the Term Loan Agreement would mature on December 31, 2012, and funding would occur shortly before consummation of the Acquisition, subject to customary conditions for financings of this type. Funding would be conditioned on the substantially contemporaneous termination of the remaining commitments under the Bridge Credit Agreement.

The Offering

Issuer	United Technologies Corporation

Notes Offered	$1,000,000,000 aggregate principal amount of 1.200% notes due 2015

$1,500,000,000 aggregate principal amount of 1.800% notes due 2017

$2,300,000,000 aggregate principal amount of 3.100% notes due 2022

$3,500,000,000 aggregate principal amount of 4.500% notes due 2042

$1,000,000,000 aggregate principal amount of floating rate notes due 2013

$500,000,000 aggregate principal amount of floating rate notes due 2015

Maturity	Notes due 2015: June 1, 2015

Notes due 2017: June 1, 2017

Notes due 2022: June 1, 2022

Notes due 2042: June 1, 2042

Floating Rate Notes due 2013: December 2, 2013

Floating Rate Notes due 2015: June 1, 2015

Interest Payment Dates	June 1 and December 1 of each year, beginning on December 1, 2012, in the case of the fixed rate notes; March 2, June 2, September 2 and December 2 of each year, beginning on September 2, 2012, in the case of the floating rate notes due 2013; and March 1, June 1, September 1 and December 1, beginning on September 1, 2012, in the case of the floating rate notes due 2015.

Ranking	Each series of notes will:

•	be general unsecured obligations of ours;

•	rank equally in right of payment with all of our existing and any future unsecured and unsubordinated indebtedness, including each other series of notes offered hereby;

•	rank senior in right of payment to any of our existing and future indebtedness that is subordinated to the notes; and

•

be effectively subordinated in right of payment to any of our existing and future secured indebtedness to the extent of the assets securing such indebtedness, and structurally subordinated to all existing and any future indebtedness and any other liabilities of our subsidiaries.

See “Risk Factors—Risks Relating to the Notes” in this prospectus supplement.

Optional Redemption	We may redeem some or all of any series of the fixed rate notes, in whole or in part, at any time or from time to time, at the redemption prices set forth in this prospectus supplement. See “Description of the Notes—Optional Redemption of Fixed Rate Notes.”

Special Mandatory Redemption	If we do not complete the Acquisition on or prior to March 25, 2013, or if the Merger Agreement is terminated prior to that date, we must redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes, plus accrued and unpaid interest to but excluding the Special Mandatory Redemption Date (as defined under “Description of Notes—Special Mandatory Redemption”). See “Risk Factors” and “Description of the Notes—Special Mandatory Redemption.”

Use of Proceeds	We anticipate that we will use the net proceeds from this offering to pay a portion of the Acquisition Obligations, and for general corporate purposes if any proceeds remain. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page S-6 of this prospectus supplement and the documents incorporated by reference in the accompanying prospectus for a discussion of risks you should carefully consider before deciding whether to invest in the notes.

Governing Law	New York.

For a more complete description of the terms of the notes see “Description of the Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

RISK FACTORS

An investment in the notes involves risks. You should carefully consider the risks and uncertainties described in this prospectus supplement and the accompanying prospectus, including the risk factors set forth in the documents and reports filed with the SEC that are incorporated by reference in this prospectus supplement and in the accompanying prospectus, such as the risk factors under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and under “Risk Factors” in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, each as on file with the SEC, before you make an investment decision pursuant to this prospectus supplement and the accompanying prospectus. Our business, financial condition, operating results and cash flows can be impacted by the factors set forth below, any one of which could cause our actual results to vary materially from recent results or from our anticipated future results.

Risks Related to the Acquisition

We may not complete the Acquisition or complete the Acquisition within the time frame we anticipate; the acquired business may underperform relative to our expectations; the Acquisition may cause our financial results to differ from our expectations or the expectations of the investment community; we may not be able to achieve anticipated cost savings or other anticipated synergies.

The Acquisition is subject to a number of closing conditions, and the completion and success of the Acquisition is subject to a number of risks and uncertainties. The unpredictability of the business and regulatory conditions affecting the industries in which we and Goodrich operate, the uncertainty of regulatory approvals and other risks and uncertainties may adversely affect our ability to complete the Acquisition or complete the Acquisition within the time frame we anticipate.

In addition, if the Acquisition is consummated, the success of the Acquisition will depend, in part, on our ability to realize the anticipated synergies, cost savings and growth opportunities from the integration of Goodrich with our existing businesses. The integration process may be complex, costly and time consuming. The potential difficulties of integrating the operations of Goodrich and realizing our expectations for the Acquisition include, among others:

•	failure to implement our business plan for the combined business;

•	unanticipated issues in integrating manufacturing, logistics, information, communications and other systems;

•	unanticipated changes in applicable laws and regulations;

•	unanticipated changes in the combined business due to potential divestitures or other requirements imposed by antitrust regulators;

•	retaining key customers, suppliers and employees;

•	retaining and obtaining required regulatory approvals, licenses and permits;

•	operating risks inherent in the Goodrich business and our business;

•	the impact on our or Goodrich’s internal controls and compliance with the requirements under the Sarbanes-Oxley Act of 2002; and

•	other unanticipated issues, expenses and liabilities.

Risks Relating to the Notes

We have outstanding debt, and we will incur significant Acquisition-related costs in connection with financing the Acquisition; our debt will increase as a result of the Acquisition and the incurrence of indebtedness in connection with financing the Acquisition, and will further increase if we incur additional debt in the future and do not retire existing debt.

We have outstanding debt and other financial obligations and significant unused borrowing capacity. As of March 31, 2012, we had approximately $9.8 billion of outstanding indebtedness, $0.3 billion of which was the aggregate outstanding debt of our subsidiaries, including short-term borrowing and excluding fair value adjustments. We anticipate that Goodrich will have approximately $1.9 billion of net debt as of the closing of the Acquisition, and we further anticipate incurring significant additional debt in connection with the financing of the Acquisition. See “Summary—Recent Developments—Acquisition Financing.” Our debt level and related debt service obligations could have negative consequences, including:

•

requiring us to dedicate significant cash flow from operations to the payment of principal and interest on our debt, which would reduce the funds we have available for other purposes, such as acquisitions;

•	reducing our flexibility in planning for or reacting to changes in our business and market conditions; and

•	exposing us to interest rate risk since a portion of our debt obligations are at variable rates.

We may incur significantly more debt in the future. If we add new debt and do not retire existing debt, the risks described above could increase.

On November 4, 2011, we entered into two revolving credit facilities with various financial institutions (the “Revolving Credit Agreements”). These Revolving Credit Agreements impose restrictions on us, including certain restrictions on our ability to incur liens on our assets. Our current Revolving Credit Agreements are available for general corporate purposes. There are currently no amounts outstanding under our Bridge Credit Agreement, Term Loan Agreement or Revolving Credit Agreements. Our long-term debt obligations include covenants that may adversely affect our ability to incur certain secured indebtedness or engage in certain types of sale and leaseback transactions. Our ability to comply with these restrictions and covenants may be affected by events beyond our control. If we breach any of these restrictions or covenants and do not obtain a waiver from the lenders, then, subject to applicable cure periods, our outstanding indebtedness could be declared immediately due and payable.

The indenture under which the notes will be issued does not limit UTC’s indebtedness, prevent dividends or generally prevent highly leveraged transactions; there are no financial covenants in the indenture.

Neither we nor any of our subsidiaries are restricted from incurring additional unsecured debt or other liabilities, including additional unsubordinated debt, under the indenture (as defined in “Description of the Notes”) pursuant to which the notes will be issued. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the indenture from paying dividends or issuing or repurchasing our securities.

There are no financial covenants in the indenture. Except for the covenants described under “Description of Debt Securities—Liens,” “Description of Debt Securities—Sales and Leasebacks” and “Description of Debt Securities—Restriction on Merger and Sales of Assets” in the accompanying prospectus, there are no covenants or any other provisions in the indenture which may afford you protection in the event of a highly leveraged transaction, including one that may or may not result in a change of control of UTC.

The notes will not be guaranteed by any of our subsidiaries and are structurally subordinated to any existing or future preferred stock, indebtedness, guarantees and other liabilities of our subsidiaries.

The notes will be obligations exclusively of UTC and will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to existing or future preferred stock, indebtedness, guarantees and other liabilities, including trade payables, of our subsidiaries. The indenture under which the notes will be issued will not restrict us or our subsidiaries from incurring substantial additional unsecured indebtedness in the future.

As of March 31, 2012, we had approximately $9.8 billion of outstanding indebtedness, $0.3 billion of which was the aggregate outstanding debt of our subsidiaries, including short-term borrowings and excluding fair value adjustments. In addition, UTC anticipates financing the Acquisition Obligations through (1) the issuance of the notes offered hereby, (2) additional borrowings to be made under the $2 billion Term Loan Agreement, (3) additional borrowings to be made in certain commercial paper issuances and (4) the issuance of certain other securities. See “Summary—Recent Developments—Acquisition Financing.”

Our subsidiaries are separate and distinct legal entities from us. Our subsidiaries have no obligation to pay any amounts due on the notes or to provide us with funds to meet our respective payment obligations on the notes. Any payment of dividends, loans or advances by our subsidiaries to us could be subject to statutory or contractual restrictions and will be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or similar reorganization, and therefore the right of the holders of the notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors, including trade creditors. Even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

If we do not consummate the Acquisition on or prior to March 25, 2013, or the Merger Agreement is terminated prior to that date, we will be required to redeem the notes; we may not be able to redeem all of the notes; if we redeem the notes, you may not obtain your expected return on the notes.

We may not be able to consummate the Acquisition within the time frame specified under “Description of the Notes—Special Mandatory Redemption.” Our ability to consummate the Acquisition is subject to various closing conditions, certain of which are beyond our control. See “Summary—Recent Developments—Pending Acquisition of Goodrich Corporation.” If, for any reason, (1) the Acquisition is not completed on or prior to March 25, 2013 (the “Outside Date”), or (2) the Merger Agreement is terminated prior to the Outside Date, we will be required to redeem all of the notes at a redemption price equal to 101% of the aggregate principal amount of the notes outstanding, plus accrued and unpaid interest to, but excluding, the Special Mandatory Redemption Date. If we do redeem the notes pursuant to the special mandatory redemption provisions, you may not obtain your expected return on the notes and may not be able to reinvest the proceeds from a special mandatory redemption in an investment that results in a comparable return. You will have no right to opt out of the special mandatory redemption provisions.

Active trading markets for the notes may not develop; we do not intend to apply to list any series of notes on any securities exchange or for quotation in any automated dealer quotation system.

Each series of notes constitutes a new issue of securities, for which there is no existing trading market. We do not intend to apply for listing of any series of notes offered hereby on any securities exchange or for quotation of any series of notes offered hereby in any automated dealer quotation system. We cannot provide you with any assurance regarding whether trading markets for any of the notes will develop, the ability of holders of the notes to sell their notes or the prices at which holders may be able to sell their notes. The underwriters have advised us that they currently intend to make markets in the notes of each series. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the notes at their fair market value or at any price.

If trading markets for any of the notes do develop, changes in our credit ratings or the debt markets could adversely affect the market prices of the notes. The prices for the notes will depend on many factors, including, among others:

•	our credit ratings with major credit rating agencies;

•	the prevailing interest rates being paid by other companies similar to us;

•	our financial condition, financial performance, operating results, cash flows and future prospects; and

•	the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the prices of the notes. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. A negative change in our rating or rating outlook could have an adverse effect on the prices of the notes.

RATIO OF EARNINGS TO FIXED CHARGES

Quarter Ended March 31,	Year Ended December 31,
2012	2011	2010	2009	2008	2007
8.59	10.01	8.15	7.57	8.91	8.70

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income before income taxes and minority interests for UTC and its consolidated subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness of UTC and its consolidated subsidiaries and interest related to unrecognized tax benefits, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

USE OF PROCEEDS

We anticipate that we will receive approximately $9,700,499,000 in net proceeds from the offering of the notes, after deducting underwriting discounts but before deducting other offering expenses. These net proceeds will be used primarily to partially fund the Acquisition Obligations. Subject to the satisfaction of customary closing conditions, the closing of the Acquisition is anticipated to take place in mid-2012. The remainder of the net proceeds from the offering of the notes, if any, will be used for general corporate purposes. Pending use, we may but are not required to initially invest the net proceeds in short-term interest-bearing obligations. See “Summary—Recent Developments—Pending Acquisition of Goodrich Corporation” and “Summary—Recent Developments—Acquisition Financing.”

DESCRIPTION OF THE NOTES

In this Description of the Notes, “UTC,” “we,” “us,” “our” and the “Company” refer only to United Technologies Corporation and any successor obligor, and not to any of its subsidiaries.

The following description of the particular terms of the notes offered by this prospectus supplement adds information to (and to the extent inconsistent therewith supersedes) the description of the general terms and provisions of debt securities under the heading “Description of Debt Securities” in the accompanying prospectus. In this description, references to “holders” mean registered holders and not street name or other indirect holders of the notes.

The notes offered hereby will be issued under the amended and restated indenture dated as of May 1, 2001 between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “indenture”). We will issue the notes due 2015 in an initial aggregate principal amount of $1,000,000,000, the notes due 2017 in an initial aggregate principal amount of $1,500,000,000, the notes due 2022 in an initial aggregate principal amount of $2,300,000,000, the notes due 2042 in an initial aggregate principal amount of $3,500,000,000, the floating rate notes due 2013 in an initial aggregate principal amount of $1,000,000,000, and the floating rate notes due 2015 in an initial aggregate principal amount of $500,000,000, subject, in each case, to reopening. The notes due 2015 will mature on June 1, 2015, the notes due 2017 will mature on June 1, 2017, the notes due 2022 will mature on June 1, 2022, the notes due 2042 will mature on June 1, 2042, the floating rate notes due 2013 will mature on December 2, 2013 and the floating rate notes due 2015 will mature on June 1, 2015. We will issue the notes only in book-entry form, in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes of each series will bear interest at the applicable rate shown on the cover of this prospectus supplement and will accrue interest from June 1, 2012, or from the most recent date to which interest has been paid or duly provided for.

Interest will be payable on the fixed rate notes semiannually in arrears on June 1 and December 1 of each year, commencing on December 1, 2012, to the person in whose name a fixed rate note is registered on the record date. If the date on which a payment of interest or principal on the fixed rate notes is scheduled to be paid is not a business day, then that interest or principal will be paid on the next succeeding business day. Interest with respect to the fixed rate notes will accrue on the basis of a 360-day year consisting of twelve 30-day months.

A “business day” is each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York are authorized or obligated by law or executive order to close.

A “record date” is the close of business on the date that is fifteen calendar days prior to the date on which interest is scheduled to be paid, regardless of whether such date is a business day; provided that if any of the notes are held by a securities depository in book-entry form, the record date for such notes will be the close of business on the business day immediately preceding the date on which interest is scheduled to be paid.

Interest will be payable, with respect to the floating rate notes due 2013, quarterly in arrears on March 2, June 2, September 2 and December 2 of each year, commencing on September 2, 2012 and, with respect to the floating rate notes due 2015, quarterly in arrears on March 1, June 1, September 1, and December 1 of each year, commencing on September 1, 2012, in each case, to the person in whose name a floating rate note is registered on the record date. If the date on which a payment of interest or principal on the floating rate notes is scheduled to be paid is not a London business day (as defined below), then that interest or principal will be paid on the next succeeding London business day, unless that London business day is in the next succeeding calendar month, in which case the applicable interest payment date will be the immediately preceding London business day. If the date on which a payment of interest or principal on the floating rate notes is scheduled to be paid is a London business day, but is not a business day, the applicable interest payment date will be the immediately following business day. Interest with respect to the floating rate notes will accrue on the basis of a 360-day year and the actual number of days that have elapsed in the applicable interest period.

A “London business day” is a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

We will not pay any additional amounts to holders of the notes that are not U.S. persons in respect of any tax, assessment or governmental charge. We may redeem some or all of any series of the fixed rate notes at any time, and under certain circumstances, we will redeem all of the notes, at the redemption prices discussed below.

In some circumstances, we may elect to discharge our obligations on any series of the notes through defeasance or covenant defeasance. See “Description of Debt Securities—Defeasance and Covenant Defeasance” in the accompanying prospectus for more information about how we may do this.

We may, without the consent of the holders of any series of the notes, issue additional notes under the indenture having the same ranking and the same interest rate, maturity and other terms as any series of notes offered by this prospectus supplement. Any such additional notes will, together with the applicable series of notes offered by this prospectus supplement, constitute a single series of notes under the indenture.

Notices or demands to or upon UTC in respect of the notes may be addressed to our principal executive offices. See “United Technologies Corporation” in this prospectus supplement for the address of our principal executive offices.

Interest Rate Determination for the Floating Rate Notes

The floating rate notes will bear interest for each interest period at a rate determined by The Bank of New York Mellon Trust Company, N.A. (or its successor), acting as calculation agent. The interest rate on the floating rate notes due 2013 for a particular interest period will be a rate equal to LIBOR as determined on the interest determination date plus 0.270%. The interest rate on the floating rate notes due 2015 for a particular interest period will be a rate equal to LIBOR as determined on the interest determination date plus 0.500%. The interest determination date for an interest period will be the second London business day preceding the first day of such interest period. Promptly upon determination, the calculation agent will inform us of the interest rate for the next interest period. Absent manifest error, the determination of the interest rate by the calculation agent shall be binding and conclusive on the holders of the applicable floating rate note, the trustee and us.

On any interest determination date, LIBOR will be equal to the offered rate for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1 million, as such rate appears on Telerate Page 3750 at approximately 11:00 a.m., London time, on such interest determination date. If Telerate Page 3750 is replaced by another service or ceases to exist, the calculation agent will use the replacing service or such other service that may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits.

If no offered rate appears on Telerate Page 3750 on an interest determination date at approximately 11:00 a.m., London time, then we will select four major banks in the London interbank market and shall request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1 million are offered by it to prime banks in the London interbank market, on that date and at that time, that is representative of single transactions at that time. If at least two quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, we will select three major banks in New York City and shall request each of them to provide to the calculation agent a quotation of the rate offered by them at approximately 11:00 a.m., New York City time, on the interest determination date for loans in U.S. dollars to leading European banks having an index maturity of three months for the applicable interest period in an amount of at least $1 million that is representative of single transactions at that time. If three quotations are provided, LIBOR will be the arithmetic average of the quotations provided. Otherwise, the rate of LIBOR for the next interest period will be set equal to the rate of LIBOR for the then current interest period. The interest rate for the initial interest period of the floating rate notes due 2013 will be LIBOR as determined on the second London business day preceding the first day of the initial interest period plus 0.270%. The interest rate for the initial interest period of the floating rate notes due 2015 will be LIBOR as determined on the second London business day preceding the first day of the initial interest period plus 0.500%.

Upon prior written request from any holder of the floating rate notes, the calculation agent will provide the interest rate in effect on such floating rate notes for the current interest period and, if it has been determined, the interest rate to be in effect for the next interest period.

Optional Redemption of Fixed Rate Notes

The fixed rate notes will be redeemable, in whole or in part, at our option at any time. The redemption price for the fixed rate notes to be redeemed on any redemption date that is prior to the applicable maturity date of the notes will be in U.S. dollars equal to the greater of:

(a)	100% of the principal amount of the applicable series of fixed rate notes to be redeemed; or

(b)	the sum of the present values of the remaining scheduled payments of principal and interest on the applicable series of fixed rate notes to be redeemed as described below, discounted to the redemption date on a semiannual basis, assuming a 360-day year consisting of twelve 30-day months, at the adjusted treasury rate described below plus 12.5 basis points for the notes due 2015, 15 basis points for the notes due 2017, 20 basis points for the notes due 2022, or 25 basis points for the notes due 2042.

In every case, the redemption price will also include interest accrued to, but excluding, the date of redemption on the principal balance of the fixed rate notes being redeemed.

We will use the following procedures to calculate the adjusted treasury rate. We will appoint Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC or their respective successors, and any two other nationally recognized investment banking firms that we choose that are primary U.S. government securities dealers in New York City as reference dealers. We will select one of these reference dealers to act as our quotation agent. If any of these firms ceases to be a primary dealer of U.S. government securities in New York City, we will appoint another nationally recognized investment banking firm that is a primary dealer as a substitute.

The quotation agent will select a U.S. Treasury security that has a maturity comparable to the remaining maturity of the applicable series of the fixed rate notes and that would be used in accordance with customary financial practice to price new issues of corporate debt securities with a maturity comparable to the remaining maturity of the applicable series of the fixed rate notes. The reference dealers will provide us and the trustee with the bid and asked prices for that comparable U.S. Treasury security as of 3:30 p.m., New York time, in writing on the third business day before the redemption date. The trustee will calculate the average of the bid and asked prices provided by each reference dealer (each such average, a “reference dealer quotation”), eliminate the highest and the lowest reference dealer quotations (or only one of the highest or lowest if there are more than one) and then calculate the average of the remaining reference dealer quotations. However, if the trustee is given fewer than four reference dealer quotations, it will calculate the average of all the reference dealer quotations obtained and not eliminate any quotations. We refer to this average quotation as the “comparable treasury price.”

The “adjusted treasury rate” will be, for any redemption date, the annual rate equal to the semi-annual equivalent yield to maturity of the comparable Treasury security, assuming a price for the comparable Treasury security equal to the comparable treasury price, expressed as a percentage of its principal amount, for that redemption date. The yield of the comparable Treasury security will be computed as of the second business day immediately preceding the redemption date.

General Information Regarding Optional Redemption

We will mail or electronically deliver according to the procedures of DTC notice (with a copy to the trustee) of any optional redemption to the registered holder of the series of fixed rate notes being redeemed not less than 30 days and not more than 60 days before the redemption date. The notice of redemption will identify, among other things, the redemption date, the redemption price and that on the redemption date, the redemption price will become due and payable and that notes called for redemption will cease to accrue interest on and after the redemption date (unless there is a default on payment of the redemption price). Prior to any redemption date, we will deposit with The Bank of New York Trust Company, N.A. (or its successor), in its capacity as paying agent (the “paying agent”), or the trustee, money sufficient to pay the redemption price of the notes to be redeemed on that date. If we redeem less than all of any series of notes, the trustee will choose the notes to be redeemed by any method that it deems fair and appropriate.

Special Mandatory Redemption

If, for any reason, (1) the Acquisition is not completed on or prior to the Outside Date or (2) the Merger Agreement is terminated prior to the Outside Date, we will redeem all of the notes on the Special Mandatory Redemption Date at the Special Mandatory Redemption Price. Notice of a special mandatory redemption will be mailed or electronically delivered according to the procedures of DTC by us (with a copy to the trustee) promptly after the occurrence of the event triggering such redemption to each registered holder in accordance with the indenture; provided that notice to each registered holder (and a copy to the trustee) of such redemption may be given less than 30 days but in any event not less than 2 business days prior to the Special Mandatory Redemption Date. On the date that funds sufficient to pay the Special Mandatory Redemption Price of the notes on the Special Mandatory Redemption Date are deposited with the paying agent or the trustee, the notes will cease to accrue interest and, other than the right to receive the Special Mandatory Redemption Price, all rights under the notes will terminate.

For purposes of the foregoing discussion of a special mandatory redemption, the following definitions are applicable:

“Acquisition” means the proposed acquisition by the Company of Goodrich Corporation.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of September 21, 2011, among the Company, Goodrich Corporation and Charlotte Lucas Corporation, as may be amended from time to time.

“Outside Date” means March 25, 2013.

“Special Mandatory Redemption Date” means the earlier to occur of (1) March 29, 2013, if the Acquisition has not been completed on or prior to the Outside Date, or (2) the 15th day (or if such day is not a business day, the first business day thereafter) following the termination of the Merger Agreement prior to the Outside Date.

“Special Mandatory Redemption Price” means 101% of the aggregate principal amount of the notes being redeemed, plus accrued and unpaid interest, to, but excluding, the Special Mandatory Redemption Date.

Book-Entry System

We will issue the notes in the form of one or more fully registered global securities, as described in “Legal Ownership” in the accompanying prospectus. We will deposit these global securities with, or on behalf of, The Depository Trust Company, New York, New York, as depository, known as DTC, and register these securities in the name of DTC’s nominee, Cede & Co.

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in definitive form. These laws may impair the ability to transfer beneficial interests in the global securities so long as the global securities are represented by global security certificates.

DTC advises us that it is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended.

DTC holds securities that its participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others, including securities brokers and dealers, banks, trust companies and clearing corporations that clear transactions through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. Because DTC or its nominee will be the only registered owner of the global securities, Clearstream, Luxembourg and Euroclear Bank S.A./N.V. can hold positions in the global securities through their respective U.S. depositaries, which in turn will hold positions on the books of DTC. Accordingly, purchasers of notes can hold interests in the global securities through Clearstream, Luxembourg or through Euroclear, as operator of the Euroclear System, but only if they are participants in these systems or indirectly through organizations that are participants in these systems. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and bylaws and requirements of law. The rules applicable to DTC and its participants are on file with the SEC.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interest in the global security certificates among participants, DTC is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. We will not have any responsibility for the performance by DTC or its Direct Participants or indirect participants under the rules and procedures governing DTC.

The information in this section concerning DTC and its book-entry system has been obtained from sources that we believe to be reliable, but we have not attempted to verify the accuracy of this information.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following is a general discussion of the material U.S. federal income tax considerations applicable to U.S. holders (as defined below) and non-U.S. holders (as defined below) with respect to the ownership and disposition of notes acquired in this offering. This discussion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated under the Code, and administrative rulings and judicial decisions, each as in effect as of the date of this prospectus supplement. These authorities may change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth herein.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•

a trust (1) if a court within the United States is able to exercise primary supervision over the trust’s administration and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For purposes of this discussion, the term “non-U.S. holder” means a beneficial owner of a note that is neither a U.S. holder nor a partnership for U.S. federal income tax purposes.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds any notes, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding notes should consult their tax advisors regarding the tax consequences to them of the ownership and disposition of notes.

This discussion is limited to holders who purchase the notes in the initial offering at their “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) and who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address the tax considerations applicable to subsequent purchasers of the notes. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of such holder’s particular circumstances or that may apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, financial institutions, dealers in securities, traders in securities that elect mark-to-market treatment, insurance companies, tax-exempt entities, entities or arrangements treated as partnerships for U.S. federal income tax purposes, holders liable for the alternative minimum tax, certain former citizens or former long-term residents of the United States, holders who hold the notes as part of a hedge, straddle, constructive sale or conversion transaction, “controlled foreign corporations,” and “passive foreign investment companies”). This discussion also does not address U.S. federal tax laws other than those pertaining to the income tax, nor does it address any aspects of U.S. state, local or non-U.S. taxes. In addition, this discussion does not address the tax consequences of the ownership and disposition of the notes arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. Accordingly, prospective investors should consult with their own tax advisors regarding the U.S. federal, state, local, non-U.S. income and other tax considerations of owning and disposing of the notes.

THIS SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OWNERSHIP AND DISPOSITION OF THE NOTES. PROSPECTIVE INVESTORS SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS) OF OWNING AND DISPOSING OF THE NOTES.

U.S. Holders

Payments of Interest

It is anticipated, and this discussion assumes, that the issue price of the notes will be equal to the stated principal amount or if the issue price is less than the stated principal amount, the difference will be a de minimis amount (as set forth in the applicable Treasury regulations). In such case (subject to the discussion below under “—Additional Payments”), interest on a note generally will be taxable to a U.S. holder as ordinary income at the time it is received or accrued in accordance with the U.S. holder’s usual method of accounting for tax purposes. If, however, the issue price of the notes is less than the stated principal amount and the difference is more than a de minimis amount (as set forth in the applicable Treasury regulations), a U.S. holder will be required to include the difference in income as original issue discount as it accrues in accordance with a constant yield method (as set forth in the applicable Treasury regulations).

Additional Payments

In certain circumstances, we may be obligated to pay amounts in excess of stated interest or principal on the notes. For example, if the Acquisition is not consummated on or prior to March 25, 2013, or if the Merger Agreement is terminated prior to such date, we will be required to redeem all of the notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest from June 1, 2012, or from the most recent date to which interest has been paid or duly provided for, whichever is later, to, but excluding, the Special Mandatory Redemption Date. See the discussion under “Description of the Notes—Special Mandatory Redemption.” In addition, we may redeem the fixed rate notes at our option at any time, and upon such a redemption we will be required to pay amounts in excess of accrued interest and principal on the fixed rate notes as described under “Description of the Notes—Optional Redemption of Fixed Rate Notes.” The possibility of such payments may implicate special rules under Treasury regulations governing “contingent payment debt instruments.” According to those regulations, the possibility that additional payments will be made will not affect the amount of income a U.S. holder recognizes in advance of such payments, if, as of the date the notes are issued, there is only a remote chance that such payments will be made. We have determined, and intend to take the position, that the likelihood that we will be required to or will redeem the notes under the above provisions is remote within the meaning of the applicable Treasury regulations. If any additional payments are in fact made, U.S. holders generally will be required to recognize such amounts as income.

Our determination that these contingencies are remote is binding on a U.S. holder, unless such holder discloses it is taking a different position to the U.S. Internal Revenue Service (the “IRS”) in the manner required by the applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination and the notes were treated as contingent payment debt instruments, a U.S. holder would be required, among other things, to (1) accrue interest income based on a projected payment schedule and comparable yield, which may be a higher rate than the stated interest rate on the notes, regardless of such U.S. holder’s method of tax accounting, and (2) treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange, redemption or other taxable disposition of a note. In the event that the contingencies described above were to occur, it would affect the amount and timing of the income recognized by a U.S. holder.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

A U.S. holder generally will recognize gain or loss upon the sale, exchange, redemption or other taxable disposition of a note equal to the difference, if any, between (1) the sum of the cash and the fair market value of any property received on such disposition (other than amounts properly attributable to accrued but unpaid interest, which amounts will be treated as interest income as described above under “—Payments of Interest”) and (2) such U.S. holder’s adjusted tax basis in the note. A U.S. holder’s adjusted tax basis in a note generally will be equal to the amount that such U.S. holder paid for the note. Any gain or loss recognized on a taxable disposition of a note will generally be capital gain or loss, and will be long-term capital gain or loss, if, at the time of such disposition, the U.S. holder held the note for a period of more than one year. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments of interest on the notes and to the proceeds of a sale or other taxable disposition of a note paid to a U.S. holder unless the U.S. holder is an exempt recipient. U.S. federal backup withholding (currently, at a rate of 28%) will apply to such payments if the U.S. holder fails to provide us or our paying agent with a properly completed and executed IRS Form W-9 providing such U.S. holder’s correct taxpayer identification number and certifying that such U.S. holder is not subject to backup withholding or otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

Non-U.S. Holders

Payments of Interest

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Recent Legislative Developments,” payments of interest on the notes to a non-U.S. holder generally will not be subject to U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

•

such payments are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (or, in the case of an income tax treaty resident, are not attributable to a permanent establishment of the non-U.S. holder in the United States);

•	the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote;

•	the non-U.S. holder is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code; and

•

either (1) the beneficial owner of the notes provides us or our paying agent with a properly completed and executed IRS Form W-8BEN certifying, under penalties of perjury, that it is not a “U.S. person” (as defined in the Code) and providing its name and address or (2) a financial institution that holds the notes on behalf of the beneficial owner certifies to us or our paying agent, under penalties of perjury, that it has received such properly completed and executed IRS Form W-8BEN from the beneficial owner and provides us with a copy thereof.

If a non-U.S. holder cannot satisfy the requirements of the “portfolio interest exemption” described above, payments of interest made to the non-U.S. holder generally will be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) and such non-U.S. holder provides us or our paying agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a non-U.S. holder generally must furnish to us or our paying agent a properly executed IRS Form W-8BEN prior to the payment date. Non-U.S. holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

Interest paid to a non-U.S. holder that is effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States) generally is not subject to U.S. federal withholding tax, provided that the non-U.S. holder complies with applicable certification and other requirements. Instead, such interest generally will be subject to U.S. federal income tax on a net income basis and at the graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Sale, Exchange, Redemption or Other Taxable Disposition of the Notes

Subject to the discussion below under “—Information Reporting and Backup Withholding” and “—Recent Legislative Developments,” except with respect to accrued and unpaid interest (which will be treated as described above under “—Non-U.S. Holders—Payments of Interest”), a non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange, redemption or other taxable disposition of a note unless:

•

the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the non-U.S. holder in the United States); or

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at regular graduated U.S. federal income tax rates in the same manner as if such non-U.S. holder were a U.S. person. A non-U.S. holder that is a foreign corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the non-U.S. holder.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of interest paid to such non-U.S. holder and the amount of tax, if any, withheld with respect to such payments. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a non-U.S. holder resides or is established pursuant to the provisions of a specific treaty or agreement with those tax authorities.

U.S. backup withholding tax (currently, at a rate of 28%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a non-U.S. holder generally will be exempt from backup withholding if the non-U.S. holder provides us or our paying agent with a properly executed IRS Form W-8BEN or otherwise establishes an exemption.

Under Treasury regulations, the payment of proceeds from the disposition of a note by a non-U.S. holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless the non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of notes by a non-U.S. holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless such non-U.S. holder provides a properly executed IRS Form W-8BEN (or other applicable IRS Form W-8) certifying such non-U.S. holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the disposition is subject to information reporting and the broker has actual knowledge that you are a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS. Non-U.S. holders should consult their own tax advisors regarding the application of these rules to their particular circumstances.

Recent Legislative Developments

Under recently enacted legislation and administrative guidance, a U.S. federal withholding tax of 30% generally will be imposed on certain payments made after December 31, 2013 to a “foreign financial institution” (as specially defined under these rules) unless such institution enters into an agreement with the U.S. tax authorities to withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of the institution, as well as certain account holders that are foreign entities with U.S. owners). Under the legislation and administrative guidance, a U.S. federal withholding tax of 30% generally also will be imposed on certain payments made after December 31, 2013 to a non-financial foreign entity unless such entity provides the withholding agent with a certification identifying its direct and indirect U.S. owners. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. These withholding taxes would be imposed on interest paid on the notes after December 31, 2013, and on gross proceeds from sales or other dispositions of the notes paid after December 31, 2014, in each case, to foreign financial institutions (including in their capacity as agents or custodians for beneficial owners of the notes) or non-financial foreign entities that fail to satisfy the above requirements. However, under recently proposed regulations, these withholding taxes would not be imposed on payments made on or gross proceeds from sales or other dispositions of certain debt instruments and other “obligations” within the meaning of such proposed regulations that are outstanding on January 1, 2013. Non-U.S. holders should consult with their own tax advisors regarding the possible implications of this legislation and related administrative guidance on their investment in the notes.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement and the pricing agreement for the notes, each dated the date of this prospectus supplement, each underwriter named below, through its representatives, Merrill Lynch, Pierce, Fenner & Smith Incorporated, HSBC Securities (USA) Inc. and J.P. Morgan Securities LLC, has severally agreed to purchase from us the principal amount of notes listed opposite its name below:

Underwriters	Principal Amount of Notes due 2015	Principal Amount of Notes due 2017	Principal Amount of Notes due 2022	Principal Amount of Notes due 2042	Principal Amount of Floating Rate Notes due 2013	Principal Amount of Floating Rate Notes due 2015
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$166,680,000	$250,020,000	$383,364,000	$583,380,000	$166,680,000	$83,340,000
HSBC Securities (USA) Inc.	166,640,000	249,960,000	383,272,000	583,240,000	166,640,000	83,320,000
J.P. Morgan Securities LLC	166,680,000	250,020,000	383,364,000	583,380,000	166,680,000	83,340,000
BNP Paribas Securities Corp.	49,300,000	73,950,000	113,390,000	172,550,000	49,300,000	24,650,000
Citigroup Global Markets Inc.	49,300,000	73,950,000	113,390,000	172,550,000	49,300,000	24,650,000
Deutsche Bank Securities Inc.	49,300,000	73,950,000	113,390,000	172,550,000	49,300,000	24,650,000
Goldman, Sachs & Co.	49,300,000	73,950,000	113,390,000	172,550,000	49,300,000	24,650,000
RBS Securities Inc.	44,400,000	66,600,000	102,120,000	155,400,000	44,400,000	22,200,000
The Williams Capital Group, L.P.	28,600,000	42,900,000	65,780,000	100,100,000	28,600,000	14,300,000
Banca IMI S.p.A.	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
Barclays Capital Inc.	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
BNY Mellon Capital Markets, LLC	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
Commerz Markets LLC	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
Mitsubishi UFJ Securities (USA), Inc.	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
RBC Capital Markets, LLC	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
Santander Investment Securities Inc.	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
Standard Chartered Bank	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
SMBC Nikko Capital Markets Limited	24,000,000	36,000,000	55,200,000	84,000,000	24,000,000	12,000,000
BMO Capital Markets Corp.	4,600,000	6,900,000	10,580,000	16,100,000	4,600,000	2,300,000
China International Capital Corporation Hong Kong Securities Limited (with CICC US Securities, Inc. acting as its selling agent in the United States)	4,600,000	6,900,000	10,580,000	16,100,000	4,600,000	2,300,000
UniCredit Capital Markets LLC	4,600,000	6,900,000	10,580,000	16,100,000	4,600,000	2,300,000

Total	$1,000,000,000	$1,500,000,000	$2,300,000,000	$3,500,000,000	$1,000,000,000	$500,000,000

The underwriting agreement and the pricing agreement provide that the obligations of the several underwriters to purchase the notes offered hereby are subject to certain conditions precedent and that the underwriters will purchase all of the notes offered by this prospectus supplement if any of these notes are purchased. The offering of the notes by the underwriters is subject to receipt and acceptance by the underwriters and subject to the underwriters’ right to reject any order in whole or in part.

We have been advised by the representatives of the underwriters that the underwriters propose to offer the notes to the public at the public offering prices set forth on the cover of this prospectus supplement and to dealers at prices that represent a concession not in excess of 0.175%, 0.200%, 0.300%, 0.500%, 0.150% and 0.175% of the principal amount of the notes due 2015, notes due 2017, notes due 2022, notes due 2042, floating rate notes due 2013 and floating rate notes due 2015, respectively. These dealers may re-allow a concession of not more than 0.025%, 0.150%, 0.200%, 0.250%, 0.025% and 0.025% of the principal amount of the notes due 2015, notes due 2017, notes due 2022, notes due 2042, floating rate notes due 2013 and floating rate notes due 2015, respectively, to other dealers. After the initial public offering, the representatives of the underwriters may change the offering prices and other selling terms.

The following table shows the underwriting discounts we will pay to the underwriters in connection with this offering per note and in the aggregate for each series.

Paid by UTC
Per note due 2015	0.300%
Total for notes due 2015	$3,000,000
Per note due 2017	0.350%
Total for notes due 2017	$5,250,000
Per note due 2022	0.450%
Total for notes due 2022	$10,350,000
Per note due 2042	0.875%
Total for notes due 2042	$30,625,000
Per floating rate note due 2013	0.200%
Total for floating rate notes due 2013	$2,000,000
Per floating rate note due 2015	0.300%
Total for floating rate notes due 2015	$1,500,000

We expect that delivery of the notes will be made against payment therefor on or about the closing date of this offering specified on the cover page, which is five business days following the date of pricing of the notes (this settlement cycle being referred to as “T+5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade their notes on the date of pricing or the next succeeding business day should consult their own advisor.

We estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $4,000,000.

We have agreed to indemnify the several underwriters against some specified types of liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

Each series of notes constitutes a new issue of securities, for which there is no existing trading market. We do not intend to apply for listing of any series of notes offered hereby on any securities exchange or on any automated dealer quotation system. The underwriters have advised us that they currently intend to make a market in the notes of each series. However, the underwriters are not obligated to do so, and any market-making with respect to the notes may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for any series of notes or that an active public market for any series of notes will develop. If an active public trading market for any series of notes does not develop, the market price and liquidity of those notes may be adversely affected.

In connection with the offering, the underwriters may purchase and sell the notes in the open market. These transactions may include short sales, purchases to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in the offering. The underwriters may close out any short position by purchasing notes in the open market. A short position is more likely to be created if underwriters are concerned that there may be downward pressure on the price of the notes in the open market prior to the completion of the offering. Stabilizing transactions consist of various bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives of the underwriters have repurchased notes sold by or for the account of that underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions may have the effect of preventing or slowing a decline in the market prices of the notes. In addition, these purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market prices of the notes. As a result, the prices of the notes may be higher than the prices that might otherwise exist in the open market. These transactions may be effected in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, corporate trust, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, investment banking and financial and other advisory services, including with respect to our acquisition of Goodrich, for us and our affiliates from time to time for which they have received and may continue to receive customary fees and commissions. In addition, from time to time, certain of the underwriters and their affiliates may engage in transactions with and perform services for us and our affiliates in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, JPMorgan Chase Bank, N.A. serves as administrative agent for our Term Loan Credit Agreement, J.P. Morgan Securities LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners, Bank of America, N.A., and HSBC Bank USA, National Association as syndication agents, and JPMorgan Chase Bank, N.A., HSBC Bank USA, National Association and Bank of America, N.A. are lenders under the Term Loan Agreement. JPMorgan Chase Bank, N.A. serves as administrative agent for our Bridge Credit Agreement, J.P. Morgan Securities LLC, HSBC Securities (USA) Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated as joint lead arrangers and joint bookrunners, Bank of America, N.A. and HSBC Bank USA, National Association as syndication agents, Citibank, N.A., Goldman Sachs Bank USA, Deutsche Bank Securities Inc., BNP Paribas and The Royal Bank of Scotland plc (an affiliate of RBS Securities Inc.) as documentation agents, and Bank of America, N.A., HSBC Bank USA, National Association, JPMorgan Chase Bank, N.A., Citibank, N.A., Goldman Sachs Bank USA, Deutsche Bank AG Cayman Islands Branch, The Royal Bank of Scotland plc (an affiliate of RBS Securities Inc.), BNP Paribas, Intesa Sanpaolo S.p.A., Barclays Bank PLC, The Bank of New York Mellon, Commerzbank AG, New York and Grand Cayman Branches, The Bank of Tokyo-Mitsubishi UFJ, Ltd., Royal Bank of Canada (an affiliate of RBC Capital Markets, LLC), Sovereign Bank, Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, New York Branch, Bank of Montreal, Chicago Branch and UniCredit Bank AG are lenders under the Bridge Credit Agreement. Citibank, N.A. serves as administrative agent for our $2 billion Revolving Credit Agreement, Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Citigroup Global Markets Inc. as joint bookrunners and joint lead arrangers, Bank of America, N.A. and JPMorgan Chase Bank, N.A as syndication agents, and JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A. and Goldman Sachs Bank USA are lenders under the $2 billion Revolving Credit Agreement. HSBC Bank plc serves as administrative agent for our $2 billion multi-currency Revolving Credit Agreement, HSBC Bank USA, National Association as dollar swingline agent, HSBC Bank plc, Deutsche Bank Securities Inc. and BNP Paribas as joint lead arrangers and joint bookrunners, and HSBC Bank USA, National Association, Deutsche Bank Luxembourg S.A., The Royal Bank of Scotland plc (an affiliate of RBS Securities Inc.), BNP Paribas, Intesa Sanpaolo S.p.A., Barclays Bank PLC, Commerzbank AG, New York and Grand Cayman Branches, Royal Bank of Canada, Sovereign Bank, Standard Chartered Bank, Sumitomo Mitsui Banking Corporation, New York Branch and UniCredit Bank AG are lenders under our multi-currency Revolving Credit Agreement. Furthermore, J.P. Morgan Securities LLC and Goldman, Sachs & Co. served as advisors to us in connection with our acquisition of Goodrich. BNY Mellon Capital Markets, LLC, one of the underwriters, is an affiliate of The Bank of New York Mellon Trust Company, N.A., the trustee for the notes, and the calculation agent for the floating rate notes, offered hereby. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account or the account of customers. Such investment and securities activities may involve securities and instruments of the issuer or its affiliates. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters may hedge their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Underwriters that are not U.S. registered broker-dealers, including Banca IMI S.p.A., Standard Chartered Bank and SMBC Nikko Capital Markets Limited, are not permitted to effect any offers or sales of any notes in the United States unless they do so through one or more U.S. registered broker-dealers as permitted by the regulations of the SEC and FINRA. SMBC Nikko Capital Markets Limited intends to participate in the offering outside of the United States and, to the extent that the offering is within the United States, as facilitated by an affiliated U.S. registered broker-dealer, SMBC Nikko Securities America, Inc. (“SMBC Nikko-SI”), as permitted under applicable law. To that end, SMBC Nikko Capital Markets Limited and SMBC Nikko-SI have entered into an agreement pursuant to which SMBC Nikko-SI provides certain advisory and/or other services with respect to this offering. In return for the provision of such services by SMBC Nikko-SI, SMBC Nikko Capital Markets Limited will pay to SMBC Nikko-SI a mutually-agreed fee.

Note to Prospective Investors in the United Kingdom

Each underwriter has represented and agreed that: (1) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer and (2) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

This document is only being distributed to and is only directed at (1) persons who are outside the United Kingdom, (2) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (3) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Note to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), from and including the date on which the European Union Prospectus Directive (the “EU Prospectus Directive”) was implemented in that Relevant Member State (the “Relevant Implementation Date”) an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant

Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive); or

•

in any other circumstances falling within Article 3(2) of the EU Prospectus Directive, so long as such offer of the securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the notes described in this prospectus supplement has been or will be submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The notes have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the notes has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the notes to the public in France.

Such offers, sales and distributions will be made in France only:

•

to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with, Article L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•

in a transaction that, in accordance with article L.411-2-II-1°-or-2° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The notes may be resold directly or indirectly, only in compliance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the “Financial Instruments and Exchange Law”), and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold in Hong Kong by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and the accompanying prospectus by reference to the Annual Report on Form 10-K of United Technologies Corporation for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

With respect to the unaudited financial information of United Technologies Corporation for the three-month periods ended March 31, 2012 and 2011, incorporated by reference in this prospectus supplement and accompanying prospectus, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated April 30, 2012 incorporated by reference herein states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act of 1933, as amended, for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus do not contain all of the information included in the related registration statement on Form S-3, as amended by post-effective amendment (File No. 333-167771). We have omitted parts of the registration statement in accordance with the rules and regulations of the SEC. In addition, statements contained in this prospectus supplement and the accompanying prospectus about the provisions or contents of any agreement or other document are not necessarily complete. For further information, we refer you to the registration statement on Form S-3, as amended by post-effective amendment, including its exhibits.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. See “Where You Can Find More Information” in the accompanying prospectus for information on the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

We incorporate by reference the following documents:

•	Annual Report on Form 10-K for the year ended December 31, 2011.

•	Quarterly Report on Form 10-Q for the period ended March 31, 2012.

•	Current Reports on Form 8-K filed on February 17, 2012, March 15, 2012 and April 13, 2012.

•	Definitive Proxy Statement filed on February 24, 2012 pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

We also incorporate by reference all documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus supplement and prior to the termination of the offering under this prospectus supplement and the accompanying prospectus (other than in each case unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

The information incorporated by reference is considered to be a part of this prospectus supplement and the accompanying prospectus, and later information filed with the SEC will update and supersede information in prior filings.

Debt Securities, Junior Subordinated Debt Securities, Debt Warrants, Currency Warrants, Stock-Index Warrants, Common Stock, Stock Purchase Contracts and Equity Units

United Technologies Corporation intends to offer from time to time debt securities (which may be convertible into shares of common stock and shall not be subordinated) (the “unsubordinated debt securities”), junior subordinated debt securities (which may be convertible into shares of common stock) (together with the unsubordinated debt securities, the “debt securities”), debt warrants, currency warrants, stock-index warrants (collectively, together with the debt warrants and currency warrants, the “warrants”), common stock, stock purchase contracts and equity units. The unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units may be offered together or separately and in one or more series, in amounts, at prices and on other terms to be determined at the time of the offering and described for you in an accompanying prospectus supplement.

United Technologies Corporation may sell the unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units directly or to or through underwriters or dealers, and also to other purchasers or through agents. The names of any underwriters or agents that are included in a sale of unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts or equity units to you, and any applicable commissions or discounts, will be stated in an accompanying prospectus supplement.

Our common stock is listed on the New York Stock Exchange under the symbol “UTX.”

Investing in the offered securities involves risks. See “Risk Factors” on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or any accompanying prospectus supplement. Any representation to the contrary is a criminal offense.

Prospectus dated April 27, 2012

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing an automatic shelf registration process. We may use this prospectus to offer, in one or more offerings:

•	unsubordinated debt securities;

•	junior subordinated debt securities;

•	debt warrants;

•	currency warrants;

•	stock-index warrants;

•	common stock;

•	stock purchase contracts;

•	equity units; and

•	any combination of the above.

This prospectus provides you with a general description of the unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units that we may offer. Each time we offer any of these securities, we will describe the specific types, amounts, prices and detailed terms of any of the offered securities in an accompanying prospectus supplement. The specific terms of the offered securities as set forth in any prospectus supplement may vary from the general terms of the securities described in this prospectus. As a result, the summary description of the unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units contained in this prospectus are subject to, and qualified by reference to, the specific terms of the offered securities contained in any accompanying prospectus supplement. Any accompanying prospectus supplement may also add, update or change other information, including information about us, contained in this prospectus. Therefore, for a more complete understanding of the terms of the offered securities, before making your investment decision, you should carefully read:

•	this prospectus;

•	the accompanying prospectus supplement, which (1) explains the specific terms of the securities being offered and (2) updates and changes information in this prospectus; and

•	the documents referred to in “Where You Can Find More Information” on page 35 for information on us, including our financial statements.

UNITED TECHNOLOGIES CORPORATION

United Technologies Corporation provides high technology products and services to the building systems and aerospace industries worldwide. United Technologies Corporation conducts its business through five principal segments: Otis, UTC Climate, Controls & Security Systems, Pratt & Whitney, Hamilton Sundstrand and Sikorsky. Each segment groups similar operating companies, and the management organization of each segment has general operating autonomy over a range of products and services. Effective starting in 2012, UTC Climate, Controls & Security Systems combines the prior Carrier and UTC Fire & Security segments into one segment. UTC has also established a new organization to allow Pratt & Whitney and Hamilton Sundstrand to develop and offer integrated aerospace and propulsion products and solutions through a new UTC Propulsion and Aerospace organization. Pratt & Whitney and Hamilton Sundstrand continue to operate and report as separate segments. The principal products and services of each segment are as follows:

•	Otis—elevators, escalators, moving walkways and service.

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UTC Climate, Controls & Security Systems—heating, ventilating, air conditioning (HVAC) and refrigeration systems, controls, services and energy-efficient products for residential, commercial, industrial and transportation applications, as well as fire and special hazard detection and suppression systems, firefighting equipment, security, monitoring and rapid response systems and service, and security personnel services.

•	Pratt & Whitney—commercial, military, business jet and general aviation aircraft engines, parts and services, industrial gas turbines and space propulsion.

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Hamilton Sundstrand—aerospace products and aftermarket services, including power generation, management and distribution systems, flight control systems, engine control systems, environmental control systems, fire protection and detection systems, auxiliary power units, propeller systems and industrial products, including air compressors, metering pumps and heavy duty process pumps.

•	Sikorsky—military and commercial helicopters, helicopter and aircraft aftermarket parts and services.

United Technologies Corporation was incorporated in Delaware in 1934. Unless the context otherwise requires, “UTC,” “we,” “us” or “our” means United Technologies Corporation. UTC’s principal executive offices are located at United Technologies Building, One Financial Plaza, Hartford, Connecticut 06103, telephone (860) 728-7000.

RISK FACTORS

Investing in the offered securities involves risks. Before deciding to invest in our securities, you should consider carefully the discussion of risks and uncertainties under the heading “Risk Factors” contained in any applicable prospectus supplement and any related free writing prospectus, and under similar headings in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 on file with the SEC, which is incorporated by reference into this prospectus, and in the other documents that are incorporated by reference into this prospectus. See the section entitled “Where You Can Find More Information” in this prospectus. The risks and uncertainties we discuss in the documents incorporated by reference in this prospectus are those that we currently believe may materially affect our company. Additional risks and uncertainties not presently known to us or that we currently believe are immaterial also may materially and adversely affect our competitive position, results of operations, cash flows and financial condition.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, information incorporated by reference into each of them, and any related free writing prospectus contain statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements are intended to provide management’s current expectations or plans for our future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “confident” and other words of similar meaning in connection with a discussion of future operating or financial performance. Forward looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash and other measures of financial performance. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those anticipated or implied in forward looking statements include the risks identified under the heading “Risk Factors” contained in this prospectus, any accompanying prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. Additional important factors that might cause such differences are described in UTC’s Form 10-K and 10-Q Reports under the headings “Business,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Legal Proceedings” and “Cautionary Note Concerning Factors That May Affect Future Results,” as well as the information included in UTC’s Current Reports on Form 8-K filed with the SEC from time to time. Many factors are beyond our ability to control or predict. Accordingly, you should not place undue reliance on such forward-looking statements. These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We have no obligation or intent to update publicly any forward-looking statements whether in response to new information, future events or otherwise, except as required by applicable law.

USE OF PROCEEDS

Except as otherwise provided in an accompanying prospectus supplement, the net proceeds from the sale of the unsubordinated debt securities, junior subordinated debt securities, warrants, common stock, stock purchase contracts and equity units described in this prospectus will be added to our general funds and will be used for our general corporate purposes and those of our consolidated subsidiaries, which may include financing possible acquisitions and repurchases of our stock.

From time to time, we may engage in additional public or private financings of a character and amount which we may deem appropriate.

RATIO OF EARNINGS TO FIXED CHARGES

Year Ended December 31,
2011	2010	2009	2008	2007
10.01	8.15	7.57	8.91	8.70

For purposes of computing the ratio of earnings to fixed charges, earnings are divided by fixed charges. Earnings represent the sum of income before income taxes and minority interests for UTC and its subsidiaries plus fixed charges, minus interest capitalized, plus amortization of interest capitalized. Fixed charges represent interest accrued on indebtedness of UTC and its consolidated subsidiaries and interest related to unrecognized tax benefits, including interest capitalized, plus one-third of rents, the proportion deemed representative of the interest factor.

DESCRIPTION OF DEBT SECURITIES

Each series of debt securities will constitute direct unsecured obligations of UTC. The debt securities will be either unsubordinated debt securities that rank equally with all other unsecured and unsubordinated indebtedness of UTC, or they will be junior subordinated debt securities that will rank junior to all of UTC’s senior indebtedness, as defined below, including any unsubordinated debt securities that may be outstanding from time to time.

The following description briefly sets forth certain general terms and provisions of the debt securities. The prospectus supplement for a particular series of debt securities will describe the particular terms of the debt securities we offer and the extent to which these general provisions may apply to that particular series of debt securities.

The Indentures

As required by federal law for all notes and debentures of companies that are publicly offered, the debt securities offered pursuant to this prospectus are, or, in the case of the junior subordinated debt securities, will be, governed by a document called an “indenture.” Our unsubordinated debt securities have been or will be issued under an indenture, dated as of May 1, 2001, as amended and restated, between UTC and The Bank of New York Mellon Trust Company, N.A., successor to The Bank of New York, which acts as trustee, as it may be supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by us and the trustee pursuant thereto from time to time. Our junior subordinated debt securities will be issued under a junior subordinated indenture between UTC and the trustee for the junior subordinated notes, as supplemented by an officers’ certificate issued pursuant thereto or a supplemental indenture entered into by us and the trustee pursuant thereto from time to time. The unsubordinated debt indenture and a form of the junior subordinated indenture are exhibits to the registration statement of which this prospectus forms a part. The unsubordinated debt indenture and the junior subordinated indenture are sometimes referred to in this prospectus individually as an “indenture” and collectively as the “indentures”. See “Where You Can Find More Information” for information on how to obtain copies of the indentures.

The following description of the indentures and summaries of some provisions of the indentures do not describe every aspect of the debt securities and are subject, and are qualified in their entirety by reference, to all the provisions of the indentures including definitions of terms used in the indentures. For example, in this section we use some terms that have been given special meaning in the indentures. We describe the meaning for only the more important terms. We also include references in parentheses to some sections of the indentures. Whenever we refer to particular sections or defined terms of the indentures in this prospectus or in any applicable prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement. If we make no distinction in the following summaries between the unsubordinated debt securities and the junior subordinated debt securities or between the indentures, such summaries refer to any debt securities and either indenture.

Terms of the Debt Securities To Be Described in the Prospectus Supplement

With respect to either indenture, the particular terms of each issue of debt securities, as well as any modifications or additions to the general terms of the indentures which may be applicable in the case of that issue of debt securities, will be described in the applicable prospectus supplement. This description will include, where applicable:

•	the title of that issue of debt securities;

•	whether the debt securities will be unsubordinated debt securities or junior subordinated debt securities;

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any limit upon the aggregate principal amount of that issue of debt securities and whether we may, without the consent of the holders of that issue of debt securities, issue additional debt securities of the same series;

•	the percentage of the principal amount for which that issue of debt securities will be issued;

•	the date or dates on which the principal of that issue of debt securities will be payable, or the method by which this date or these dates will be determined or extended;

•	the rate or rates (which may be fixed or variable), at which that issue of debt securities will bear interest, if any, or the method by which this rate or these rates will be determined;

•

the date or dates from which any interest will accrue, or the method by which this date or these dates will be determined, or, in the case of the junior subordinated indenture, extended, the dates on which payment of any interest will be payable on any registered security and the regular record dates for these interest payment dates and the basis on which any interest will be calculated if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places where the principal, premium, if any, and interest, if any, on that issue of debt securities will be payable;

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the place or places where that issue of debt securities may be surrendered for exchange, and notices or demands to or upon UTC in respect of debt securities may be served and any registered securities may be surrendered for registration of transfer;

•

the period or periods within which, the price or prices at which, the currency, currencies, currency unit or units or composite currencies in which, and the other terms and conditions upon which, that issue of debt securities may be redeemed in whole or in part, at the option of UTC;

•

the obligation, if any, of UTC to redeem, repay or purchase that issue of debt securities pursuant to any sinking fund or analogous provision, any mandatory redemption provision or at the option of a holder of debt securities and the period or periods within which, the price or prices at which, the currency, currencies, currency unit or units or composite currencies in which, and the other terms and conditions upon which, that issue of debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

•	the denominations of the debt securities if other than denominations of $1,000 and integral multiples thereof;

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of any series which shall be payable upon declaration of acceleration of the maturity;

•

if other than U.S. dollars, the currency, currencies or currency unit or composite currency in which that issue of debt securities will be denominated and/or in which the principal, premium, if any, or interest on that issue of debt securities will be payable;

•	whether the debt securities will be convertible into UTC common stock, and, if so, the terms and conditions of conversion;

•

whether the amount of payments of principal, premium, if any, or interest on that issue of debt securities may be determined with reference to an index, formula or other method (which index, formula or method may, without limitation, be based on one or more currencies, currency units, composite currencies, commodities, equity indices or other indices) and the manner in which these amounts will be determined;

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whether UTC or a holder may elect payment of the principal, premium, if any, or interest on that issue of debt securities in a currency, currencies, currency unit or units or composite currency other than that in which the debt securities are stated to be payable, and the period or periods within which, and the terms and conditions upon which, this election may be made, and the time and manner of determining the exchange rate between the coin or currency, currencies, currency unit or units or composite currency in which the debt securities are denominated or stated to be payable and the coin or currency, currencies, currency unit or units or composite currency in which the debt securities are to be so payable;

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any deletions from, modifications of or additions to the events of default or covenants of UTC with respect to that issue of debt securities, whether or not these events of default or covenants are consistent with the events of default or covenants contained in the applicable indenture as originally executed;

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whether the provisions of Article Fourteen of the indenture described under “—Defeasance and Covenant Defeasance” apply to that issue of debt securities and any change to those provisions that apply to that issue of debt securities;

•	provisions, if any, granting special rights to the holders of that issue of debt securities if any specified events occur;

•	the designation of any security registrars, paying agents, depositaries or exchange rate agents for that issue of debt securities;

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whether that issue of debt securities is to be issuable as registered securities, bearer securities or both, whether any debt securities of that issue are to be issuable initially in temporary global form and whether any debt securities of that issue are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any permanent global debt security may exchange these interests for debt securities of like tenor of any authorized form and denomination and the circumstances under which any exchanges of this kind may occur, and whether registered securities may be exchanged for bearer securities (if permitted by applicable laws and regulations) and the circumstances under which and the place or places where exchanges of this kind, if permitted, may be made;

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the person to whom any interest on any registered security will be payable, if other than the person in whose name that debt security (or one or more predecessor securities) is registered at the close of business on the regular record date for the interest, the manner in which, or the person to whom, any interest on any bearer security will be payable, if otherwise than in exchange for the coupons appertaining to the bearer security as they individually mature, and the extent to which, or the manner in which, any interest payable on a temporary global debt security on an interest payment date will be paid;

•	if the debt securities of that issue are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

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whether and under what circumstances UTC will pay additional amounts as contemplated by Section 1010 of the indenture on that issue of debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge, including any modification to the definition of “United States person” as contained in the indenture as originally executed, and, if so, whether and on what terms UTC will have the option to redeem the debt securities rather than pay additional amounts;

•	the manner in which principal, premium, if any, and interest, if any, will be payable;

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if the debt securities are to be issuable in definitive form only upon receipt of certain certificates or other documents or satisfaction of other conditions, the form and/or forms of such certificates, documents or conditions;

•	the manner in which debt securities of that issue will be transferable; and

•	any other terms, conditions, rights and preferences, or limitations on rights and preferences, of that issue of debt securities consistent with the provisions of the applicable indenture.

If any series of debt securities are sold for, are payable in or are denominated in one or more foreign currencies, currency units or composite currencies, applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and such currencies, currency units or composite currencies will be set forth in the applicable prospectus supplement.

The terms, if any, on which debt securities of any series may be convertible into shares of UTC common stock, including conditions upon which conversion or options to convert are contingent, will be described in the applicable prospectus supplement. Those terms will include provisions as to whether conversion is mandatory, at the option of the holder or at the option of UTC. The terms may also include provisions under which the number of shares of UTC common stock to be received by holders upon conversion may be adjusted.

We may issue debt securities other than the debt securities described in this prospectus. There is no requirement that any other debt securities that we issue be issued under either of the indentures. Thus, any other debt securities that we issue may be issued under other indentures or documentation, containing provisions different from those included in the indentures or applicable to one or more issues of the debt securities described in this prospectus.

With respect to the junior subordinated indenture, the prospectus supplement may also include, for a particular series of debt securities, our right, if any, and/or obligation, if any, at any time and/or from time to time, during the term of the junior subordinated debt securities of any series, to defer payments of interest on the junior subordinated debt securities of such series and the terms and conditions of such right and/or obligation, if applicable.

Indenture Provisions Relating to the Possible Issuance of One or More Series of Debt Securities

The debt securities will be our direct unsecured general obligations. The indentures allow us to issue either unsubordinated or junior subordinated debt securities from time to time under the applicable indenture without limitation as to amount. We may issue the debt securities in one or more series with the same or different terms (Section 301 of each indenture). Each indenture provides that there may be more than one trustee under the indenture, each with respect to one or more different series of debt securities. See “—Trustee” for a discussion of the trustee’s responsibilities if there is more than one trustee under an indenture. If there is more than one trustee under either indenture, the powers and trust obligations of each trustee as described in this prospectus will extend only to the one or more series of debt securities for which it is trustee. The effect of the provisions contemplating that at a particular time there might be more than one trustee acting is that, in that event, those debt securities (whether of one or more than one series) for which each trustee is acting would be treated as if issued under a separate indenture.

With respect to either indenture, debt securities may be issued as original issue discount securities to be offered and sold at a substantial discount from their principal amount. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described under a separate heading in the prospectus supplement relating to any original issue discount securities.

Each indenture provides that in determining whether the holders of the requisite principal amount of debt securities of a series then outstanding have given any request, demand, authorization, direction, notice, consent or waiver under the applicable indenture or whether a quorum is present at a meeting of holders of debt securities:

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the principal amount of an original issue discount security that will be deemed to be outstanding will be the amount of the principal of that security that would be (or shall have been declared to be) due and payable as of the date of that determination upon acceleration of the maturity of the security;

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the principal amount of a debt security denominated in one or more foreign currencies or currency units will be deemed to be the U.S. dollar equivalent, determined on the date of original issuance of that debt security, of the principal amount or, in the case of an original issue discount security, the U.S. dollar equivalent, on the date of original issuance of the original issue discount security, of the amount determined as provided in the immediately preceding bullet point;

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the principal amount that will be deemed outstanding of a debt security issued as an indexed security whose terms provide that its principal amount payable at stated maturity may be more or less than principal face amount at original issuance will be deemed to be its principal face amount at original issuance; and

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debt securities owned by UTC or any affiliate of UTC will be disregarded and deemed not to be outstanding, except that, in determining whether the trustee shall be protected in making such calculation or in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only debt securities that the trustee knows to be so owned will be disregarded (Section 101 of each indenture).

Denominations, Registration and Transfer

Debt securities of a series may be issuable solely as registered securities, solely as bearer securities or as both registered securities and bearer securities. The indentures also provide that debt securities of a series may be issuable in global form. Unless otherwise indicated in any applicable prospectus supplement, bearer securities will have interest coupons attached (Sections 201, 203 of each indenture).

Unless otherwise provided in the applicable prospectus supplement:

•	registered securities denominated in U.S. dollars, other than registered securities issued in global form, will be issued in denominations of $2,000 and integral multiples of $1,000;

•	registered securities issued in global form may be issued in any denomination;

•	bearer securities denominated in U.S. dollars, other than bearer securities issued in global form, will be issued in denominations of $5,000; and

•	bearer securities issued in global form may be issued in any denomination (Section 302 of each indenture).

Registered securities of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If provided in any applicable prospectus supplement, bearer securities, with all unmatured coupons, except as provided in the following sentence, and all matured coupons in default, of a particular series may be converted into registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities surrendered in a permitted exchange for registered securities during the period (1) on and from a regular record date and before the opening of business at the appropriate office or agency on the relevant interest payment date or (2) on and from a special record date and before the opening of business at the appropriate office or agency on the related proposed date for payment of defaulted interest, will be surrendered without the coupon relating to that interest payment date or proposed date for payment of interest. Interest to be paid on that interest payment date or proposed date of payment will not be payable in respect of the registered security issued in exchange for the bearer security. Instead, the interest will be payable only to the holder of the coupon when due in accordance with the terms of the indenture. Unless otherwise specified in any applicable prospectus supplement, bearer securities will not be issued in exchange for registered securities (Section 305 of each indenture).

Debt securities may be presented for exchange or conversion as provided above, and registered securities may be presented for registration of transfer, at the corporate trust office of the trustee or at the office of any transfer agent designated by UTC for this purpose with respect to any series of debt securities and referred to in any applicable prospectus supplement. Registered securities presented for registration of transfer must be presented with a duly executed form of transfer.

Each registered security will specify the proper form of transfer. No service charge will be made for any transfer or exchange of the debt securities, but UTC may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with the transfer or exchange (Section 305 of each indenture). Any transfer, conversion or exchange will be effected if the trustee or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. If a prospectus supplement refers to any transfer agents initially designated by UTC with respect to any series of debt securities in addition to the trustee, UTC may at any time rescind the designation of any of these transfer agents or approve a change in the location through which any of these transfer agents acts, except that:

•	if debt securities of a series are issuable solely as registered securities, UTC will be required to maintain a transfer agent in each place of payment for that series; and

•

if debt securities of a series may be issuable as both registered securities and as bearer securities, UTC will be required to maintain a transfer agent in a place of payment for that series located outside the United States, in addition to the trustee.

UTC may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002 of each indenture).

With respect to debt securities of any series, UTC will not be required to:

•

issue, register the transfer of, exchange or convert debt securities of any series during a period beginning at the opening of business 15 days before any debt securities of that series are selected to be redeemed and ending at the close of business on:

(a)	if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption;

(b)	if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption; or

(c)	if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption; or

•	register the transfer of or exchange any portion of any registered security called for redemption, except the unredeemed portion of any registered security being redeemed in part;

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exchange any bearer security called for redemption, except to exchange the bearer security for a registered security of that series and like tenor which is simultaneously surrendered for redemption; or

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issue, register the transfer of or exchange any debt security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such debt security not to be so repaid (Section 305 of each indenture).

Payment, Paying Agents and Exchange Rate Agents

Unless otherwise provided in any applicable prospectus supplement, principal, premium, if any, and interest, if any, on bearer securities will be payable, subject to any applicable laws and regulations, at the offices of one or more paying agents outside the United States as UTC may designate from time to time (Section 1002 of each indenture). At the option of the holder, payment on bearer securities also may be made by transfer to an account maintained by the payee with a bank located outside the United States (Section 307 of each indenture). Unless otherwise provided in any applicable prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of the individual coupons for the interest installments as the coupons mature (Section 1001 of each indenture). Unless otherwise provided in any applicable prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of UTC in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. However, payments of principal, premium, if any, and interest, if any, on bearer securities payable in dollars will be made at the office of UTC’s paying agent in The City of New York if, but only if, payment of the full amount of principal, premium, if any, and interest, if any, in dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions (Section 1002 of each indenture).

Unless otherwise provided in any applicable prospectus supplement, principal, premium, if any, and interest, if any, on registered securities will be payable at any office or agency to be maintained by UTC in The City of New York, except that at the option of UTC interest may be paid:

•	by check mailed to the address of the person entitled to the interest as that address appears in the security register; or

•	by wire transfer to an account maintained by the person entitled to the interest as specified in the security register (Sections 307 and 1002 of each indenture).

Unless otherwise provided in any applicable prospectus supplement, payment of any installments of interest on any registered security will be made to the person in whose name the registered security is registered at the close of business on the regular record date for interest (Section 307 of each indenture).

Any paying agent in the United States and any paying agent outside the United States initially designated by UTC for the debt securities will be named in any applicable prospectus supplement. UTC may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. However:

•	if debt securities of a series are issuable only as registered securities, UTC will be required to maintain a paying agent in each place of payment for that series;

•	if debt securities of a series are also issuable as bearer securities, UTC will be required to maintain:

(a)	a paying agent in The City of New York for payments with respect to any registered securities of that series and for payments with respect to bearer securities of that series in the limited circumstances described above, but not otherwise; and

(b)	a paying agent in a place of payment located outside the United States where debt securities of that series and any coupons appertaining to the securities may be presented and surrendered for payment; and

•

if the debt securities of a series are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States and that stock exchange so requires, UTC will maintain a paying agent in Luxembourg or any other required city located outside the United States, as the case may be, for the debt securities of that series (Section 1002 of each indenture).

Unless otherwise provided in any applicable prospectus supplement, UTC will maintain with respect to any series of debt securities denominated or payable in one or more foreign currencies, currency units or composite currencies one or more exchange rate agents to make the foreign exchange determinations as are or may be specified in this prospectus and the applicable prospectus supplement (Sections 313 and 1002 of each indenture).

All moneys paid by UTC to the trustee or a paying agent for the payment of principal, premium, if any, or interest, if any, on any debt security which remains unclaimed at the end of two years after the principal, premium or interest becomes due and payable will be repaid to UTC, and the holder of the debt security or any related coupon will thereafter look only to UTC for payment of these amounts (Section 1003 of each indenture).

The Indentures Do Not Limit UTC’s Indebtedness, Prevent Dividends or

Generally Prevent Highly Leveraged Transactions

The indentures do not

•	limit the amount of unsecured indebtedness which UTC or any subsidiary may incur; or

•	limit the payment of dividends by UTC or its acquisition of any of its equity securities.

When we say “subsidiary,” we mean any corporation of which at the time of determination UTC, directly and/or indirectly through one or more subsidiaries, owns more than 50% of the shares of voting stock (Section 101).

Except as may be included in a supplemental indenture to the applicable indenture covering a specific series of offered debt securities and described in the applicable prospectus supplement and except for the covenants described below under “—Liens,” “—Sales and Leasebacks” and “—Restriction on Merger and Sales of Assets,” there are no covenants or any other provisions which may afford holders of debt securities protection in the event of a highly leveraged transaction which may or may not result in a change of control of UTC.

Restriction on Merger and Sales of Assets

Under each indenture, UTC may not consolidate with or merge into any other corporation, or convey, lease or transfer its properties and assets substantially as an entirety to any person, unless all three of the following conditions are satisfied:

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immediately after the transaction, no event of default (or event which with notice or lapse of time, or both, would be an event of default) with respect to the debt securities will have happened and be continuing;

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the corporation formed by the consolidation or into which UTC is merged or the person which will have received the transfer or lease of UTC’s properties and assets will assume UTC’s obligation for the due and punctual payment of the principal, premium, if any, and interest (including all additional amounts, if any, payable as contemplated by Section 1010 of the applicable indenture) on the debt securities and the performance and observance of every covenant to be performed by UTC under the applicable indenture, and will be organized under the laws of the United States of America, one of the States thereof or the District of Columbia; and

•	UTC has delivered to the trustee an officer’s certificate and opinion of counsel, each stating that the transaction complies with these conditions (Section 801).

In addition, with respect to the unsubordinated debt securities, if any principal property of UTC or of any wholly-owned domestic manufacturing subsidiary, or any shares of stock or debt of any wholly-owned domestic manufacturing subsidiary, would become subject to any lien, the unsubordinated debt securities outstanding will be secured, as to that principal property, equally and ratably with or prior to, the debt which upon the transaction would become secured by the lien unless UTC or the wholly-owned domestic manufacturing subsidiary could create the lien under the indenture without equally and ratably securing the unsubordinated debt securities. For the purpose of providing the equal and ratable security referred to in the preceding sentence, the outstanding principal amount of original issue discount securities and indexed securities will mean that amount which would at the time of providing the security be due and payable pursuant to Section 502 of the unsubordinated indenture and the terms of the original issue discount securities and indexed securities upon their acceleration, and the extent of the equal and ratable security will be adjusted, to the extent permitted by law, as and when this amount changes over time pursuant to the terms of such original issue discount securities and indexed securities (Sections 502 and 803 of the unsubordinated debt indenture). See “—Events of Default” for further information about acceleration of original issue discount securities and indexed securities.

In the event of any transaction other than a lease described in and complying with the four conditions listed in the immediately preceding paragraph, UTC would be discharged from all obligations and covenants under the indentures and the debt securities, and could be dissolved and liquidated (Section 802).

Defeasance and Covenant Defeasance

Each of the indentures provide that, if the provisions of Article Fourteen are made applicable without modification to the debt securities of or within any series and any related coupons pursuant to Section 301 of the applicable indenture, UTC may elect either “defeasance” or “covenant defeasance” as described below:

•

“defeasance” means that UTC may elect to defease and be discharged from any and all obligations with respect to the debt securities and any related coupons, except for the obligation to pay additional amounts, if any, upon the occurrence of specified events of tax, assessment or governmental charge with respect to payments on the debt securities and the obligations to register the transfer or exchange of the debt securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen debt securities and any related coupons, to maintain an office or agency in respect of the debt securities and any related coupons and to hold moneys for payment in trust;

•

“covenant defeasance” means that UTC may elect to be released from its obligations with respect to the debt securities and any related coupons that are described under “—Liens” and “—Sales and Leasebacks,” or, if provided pursuant to Section 301 of the applicable indenture, its obligations with respect to any other covenant, and any omission to comply with these obligations will not constitute a default or an event of default with respect to the debt securities and any related coupons.

To elect either defeasance or covenant defeasance under either indenture, UTC must irrevocably deposit with the trustee or another qualifying trustee, in trust, an amount in such currency, currencies or currency units in which the applicable debt securities are payable, or government obligations (as defined below), which through the payment of principal and interest in accordance with the terms of the government obligations will provide money in an amount sufficient to pay the principal, premium, if any, and interest on the outstanding debt securities and any related coupons, and any mandatory sinking fund or analogous payments on them, on the scheduled due dates for them.

This amount must be deposited in the currency, currencies or currency unit in which the debt securities and any related coupons are then specified as payable at stated maturity, and/or government obligations applicable to the debt securities and any related coupons. This applicability will be determined on the basis of the currency or currency unit in which the debt securities are then specified as payable at stated maturity. If so specified in any applicable prospectus supplement, a trust of this kind may only be established if, among other things, UTC has delivered to the applicable trustee an opinion of counsel (as specified in the indenture) to the effect that the holders of the debt securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred. In the case of defeasance, the opinion of counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after April 1, 1990.

Unless otherwise specified in any applicable prospectus supplement, “government obligations” means securities which are:

•	direct obligations of the government which issued the currency in which the debt securities are payable; or

•

obligations of a person controlled or supervised by and acting as an agency or instrumentality of the government which issued the currency in which the debt securities of the applicable series are payable, the payment of which is unconditionally guaranteed by that government, which, in either case, are full faith and credit obligations of that government payable in that currency and are not callable or redeemable at the option of the issuer of the obligations and will also include specified depository receipts issued by a bank or trust company as custodian with respect to any government obligation of this kind (Section 101 and Article Fourteen).

Unless otherwise provided in any applicable prospectus supplement, if, after UTC has deposited funds and/or government obligations to effect defeasance with respect to any debt securities:

•

the holder of a debt security is entitled to, and does, elect pursuant to the terms of the debt security to receive payment in a currency or currency unit other than that in which the deposit has been made in respect of the debt security; or

•	the currency or currency unit in which the deposit has been made in respect of the debt security ceases to be used by its government of issuance;

then the indebtedness represented by the debt security and any related coupons will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal, premium, if any, and interest, if any, on the debt security as they become due out of the proceeds yielded by converting the amount so deposited in respect of the debt security into the currency or currency unit in which the debt security becomes payable as a result of the holder’s election or the government’s cessation of usage based on the applicable market exchange rate (as defined in the prospectus supplement relating to the debt security) for that currency or currency unit in effect on the second business day prior to each payment date, except that with respect to a cessation of usage of the currency or currency unit by its government of issuance which results in current exchange rates no longer being available, the conversion will be based on the applicable market exchange rate for the currency or currency unit (as nearly as possible) in effect at the time of cessation (Section 1405). Unless otherwise provided in any applicable prospectus supplement, all payments of principal, premium, if any, and interest, if any, on any debt security that is payable in a foreign currency or currency unit that ceases to be used by its government of issuance will be made in U.S. dollars (Section 312).

If UTC effects covenant defeasance with respect to any debt securities and any related coupons and the debt securities and any related coupons are declared due and payable because of the occurrence of any event of default other than the event of default described in the third bullet point under “—Events of Default” with respect to Sections 1008 and 1009 of each indenture (which sections would no longer be applicable to the debt securities or any related coupons) or described in the third or fifth bullet point under “—Events of Default” with respect to any other covenant with respect to which there has been defeasance, the amount of cash and the amounts of principal and interest payable on the government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities and any related coupons at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities and any related coupons at the time of the acceleration resulting from the event of default. However, UTC would remain liable to make payment of the amounts due at the time of acceleration.

The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series and any related coupons.

Modification and Waiver

Under each indenture, modifications and amendments may be made by UTC and the trustee, with the consent of the holders of not less than a majority in aggregate principal amount of outstanding debt securities which are affected by the modification or amendment. However, the consent of the holder of each debt security affected by the modification or amendment is required for any modification or amendment that would, among other things:

•

change the stated maturity of principal of, or any installment of interest or premium, if any, on, or change the obligation of UTC to pay any additional amounts as contemplated by Section 1010 of the indenture on, any security;

•

reduce the principal amount of, or the rate of interest on, or any premium payable on redemption of, any security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of the maturity of the original issue discount security or would be provable in bankruptcy;

•	change the place of payment where, or the coin, currency, currencies, currency unit or composite currency in which payment of principal, premium, if any, or interest on any security is payable;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any security;

•	reduce the above stated percentage of holders of debt securities necessary to modify or amend the applicable indenture or to consent to any waiver under the applicable indenture; or

•	modify the foregoing requirements or the provisions of the indenture related to waiver of certain covenants or waiver of past defaults (Section 902).

Each indenture permits the holders of at least a majority in aggregate principal amount of outstanding debt securities to waive compliance by UTC with some of the restrictions described under “—Restriction on Merger and Sales of Assets” and compliance with specified other covenants of UTC contained in the applicable indenture (Section 1011), including, in the case of the unsubordinated indenture, the restrictions described in this prospectus under “—Liens” and “—Sales and Leasebacks.”.

Each indenture contains provisions for convening meetings of the holders of debt securities of a series if debt securities of that series are issuable as bearer securities (Section 1501). A meeting may be called at any time by the trustee, and also, upon request, by UTC or the holders of at least 10% in principal amount of the debt securities of that series outstanding. If a meeting is called, notice must be given as provided in the applicable indenture (Section 1502). Except for any consent which must be given by the holder of each debt security affected by a modification or amendment of the applicable indenture, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the debt securities of that series; provided, however, that any resolution with respect to any consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the debt securities of a series may be adopted at a meeting or adjourned meeting at which a quorum is present only by the affirmative vote of that specified percentage in principal amount of the debt securities of that series; and

provided further that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of a specified percentage, which is less than a majority in principal amount of debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of that specified percentage in principal amount of the debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the debt securities of a series. However, if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the debt securities of a series, the persons holding or representing that specified percentage in principal amount of the debt securities of the series will constitute a quorum (Section 1504).

Events of Default

Each indenture defines an “event of default” with respect to any series of debt securities as being any one of the following events:

•	default in the payment of any interest upon any debt security of the series and any related coupon when due, continued for 30 days;

•	default in the payment of the principal of, or premium, if any, on a debt security of the series at its maturity;

•

default in the performance of any other covenant of UTC in the applicable indenture, continued for 60 days after written notice as provided in the applicable indenture, other than a covenant included in the applicable indenture solely for the benefit of series of debt securities other than the series in question or a covenant default the performance of which would be covered by the fifth bullet point below;

•	certain specified events in bankruptcy, insolvency or reorganization; and

•	any other event of default provided with respect to debt securities of the series.

No event of default provided with respect to a particular series of debt securities, except as to events described in the third and fourth bullet points above, necessarily constitutes an event of default with respect to any other series of debt securities (Section 501).

If an event of default described in the first, second or fifth bullet point above with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of the outstanding debt securities of that series may declare the principal amount of all of the debt securities of that series to be due and payable immediately, or, if the debt securities of that series are original issue discount securities or indexed securities, the trustee or the same minimum number of holders may declare the portion of the principal amount that is specified in the terms of that series to be due and payable immediately. If an event of default described in the third or fourth bullet point above occurs and is continuing, then the trustee or the holders of not less than 25% in principal amount of all the debt securities then outstanding may declare the principal amount of all of the outstanding debt securities to be due and payable immediately, or, if any indenture securities are original issue discount securities or indexed securities, the trustee or the same minimum number of holders may declare the portion of the principal amount that is specified in the terms of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to outstanding debt securities of a series (or of all outstanding debt securities, as the case may be) has been made, but before a judgment or decree for payment of the money has been obtained by the trustee as provided in the applicable indenture, the holders of a majority in principal amount of outstanding debt securities of that series or of all outstanding debt securities, as the case may be, may, subject to specified conditions, rescind and annul the acceleration if all events of default, other than the nonpayment of accelerated principal or specified portion of accelerated principal, with respect to outstanding debt securities of the series or of all outstanding debt securities, as the case may be, have been cured or waived as provided in the applicable indenture (Section 502). Each indenture also provides that the holders of not less than a majority in principal amount of the outstanding debt securities of a series or of all outstanding debt securities, as the case may be, may, subject to specified limitations, waive any past default and its consequences (Section 513). The prospectus supplement relating to any series of debt securities which are original issue discount securities or indexed securities will describe the particular provisions relating to acceleration of a portion of the principal amount of the original issue discount securities or indexed securities upon the occurrence and continuation of an event of default.

In case an event of default with respect to the debt securities of a series has occurred and is continuing, the trustee will be obligated to exercise those rights and powers vested in it by the applicable indenture with respect to the series that a prudent person would exercise and to use the same degree of care and skill in their exercise as a prudent person would use under the circumstances in the conduct of his or her own affairs (Section 601).

Subject to the provisions of the applicable indenture relating to the duties of the trustee in case an event of default occurs and is continuing, the trustee is under no obligation to exercise any of the rights or powers under the applicable indenture at the request, order or direction of any of the holders unless the holders have offered to the trustee reasonable security or indemnity (Section 603). Subject to these provisions for the indemnification of the trustee and specified limitations contained in the applicable indenture, the holders of a majority in principal amount of the outstanding debt securities of a series or of all outstanding debt securities, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee (Section 512).

UTC will be required to furnish to the applicable trustee annually a statement as to the fulfillment by UTC of all of its obligations under the applicable indenture (Section 1004).

Governing Law

Each indenture and the applicable debt securities will be governed and construed in accordance with the law of the State of New York.

Trustee

Under each indenture, the trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to the series (Section 610). If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the applicable indenture separate and apart from the trust administered by any other trustee (Section 611), and any action described in this prospectus to be taken by the “trustee” may then be taken by each trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee.

Listing

Unless otherwise provided in any applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

Provisions Applicable Solely to Unsubordinated Debt Securities

Liens

Under the unsubordinated indenture, so long as any unsubordinated debt securities are outstanding:

•

UTC will not itself, and will not permit any wholly-owned domestic manufacturing subsidiary to, create, incur, issue or assume any debt secured by any lien on any principal property owned by UTC or any wholly-owned domestic manufacturing subsidiary; and

•

UTC will not itself, and will not permit any subsidiary to, create, incur, issue or assume any debt secured by any lien on any shares of stock or debt of any wholly-owned domestic manufacturing subsidiary.

When we say “wholly-owned domestic manufacturing subsidiary” we mean any subsidiary of which, at the time of determination, UTC directly and/or indirectly owns all of the outstanding capital stock (other than directors’ qualifying shares) and which, at the time of determination, is primarily engaged in manufacturing, except a subsidiary:

•	which neither transacts any substantial portion of its business nor regularly maintains any substantial portion of its fixed assets within the United States; or

•

which is engaged primarily in the finance business including, without limitation, financing the operations of, or the purchase of products which are products of or incorporate products of, UTC and/or its subsidiaries; or

•	which is primarily engaged in ownership and development of real estate, construction of buildings, or related activities, or a combination of the foregoing (Section 101).

When we say “debt,” we mean notes, bonds, debentures or other similar evidences of indebtedness for money borrowed (Section 1008).

When we say “liens,” we mean pledges, mortgages, liens, encumbrances and other security interests (Section 1008).

When we say “principal property,” we mean any manufacturing plant or warehouse, together with the land upon which it is erected and fixtures constituting a part of the manufacturing plant or warehouse, owned by UTC or any wholly-owned domestic manufacturing subsidiary and located in the United States, the gross book value (without deduction of any reserve for depreciation) of which on the date as of which the determination is being made is an amount which exceeds 1% of consolidated net tangible assets, other than any manufacturing plant or warehouse or any portion of the manufacturing plant or warehouse or any fixture:

•	which is financed by industrial development bonds; or

•	which, in the opinion of the board of directors of UTC, is not of material importance to the total business conducted by UTC and its subsidiaries, taken as a whole (Section 101).

However, any of the actions described in the first two bullet points under “—Liens” above may be taken if

•	the unsubordinated debt securities are equally and ratably secured; or

•

the aggregate principal amount of the secured debt then outstanding plus the attributable debt of UTC and its wholly-owned domestic manufacturing subsidiaries in respect of sale and leaseback transactions described below involving principal properties entered into after the date when UTC first issues securities pursuant to the unsubordinated indenture, other than transactions that are permitted as described in the second bullet point under “—Sales and Leasebacks,” would not exceed 10% of consolidated net tangible assets.

When we say “attributable debt,” we mean, as to any particular lease under which any person is at the time liable for a term of more than 12 months, at any date as of which the amount of attributable debt is to be determined, the total net amount of rent required to be paid by the person under the lease during the remaining term of the lease (excluding any subsequent renewal or other extension options held by the lessee and excluding amounts on account of maintenance and repairs, services, taxes and similar charges, and contingent rents), discounted from the respective due dates of the payments under the lease to the date of determination at the rate of 15% per annum, compounded monthly (Section 101).

When we say “consolidated net tangible assets,” we mean the total amount of assets (less applicable reserves and other properly deductible items) after deducting:

•

all current liabilities, excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor on the liabilities to a time more than 12 months after the time as of which the amount of current liabilities is being computed; and

•

all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of UTC and its subsidiaries and computed in accordance with accounting principles generally accepted in the United States of America (Section 101).

This restriction on liens will not apply to debt secured by permitted liens. Therefore, for purposes of this restriction, debt secured by permitted liens will be excluded in computing secured debt. Permitted liens include:

•	liens existing as of the date when UTC first issued securities pursuant to the applicable indenture;

•

liens existing on any property of or shares of stock or debt of any corporation at the time it became or becomes a wholly-owned domestic manufacturing subsidiary, or arising after that time (a) otherwise than in connection with the borrowing of money arranged after the corporation became a wholly-owned domestic manufacturing subsidiary and (b) pursuant to contractual commitments entered into before the corporation became a wholly-owned domestic manufacturing subsidiary;

•	liens on property (including shares of stock or debt of a wholly-owned domestic manufacturing subsidiary) existing at the time of acquisition and certain purchase money or similar liens;

•	liens to secure specified exploration, drilling, development, operation, construction, alteration, repair or improvement costs;

•	liens securing debt owing by a subsidiary to UTC or to a wholly- owned domestic manufacturing subsidiary;

•	liens in connection with government contracts, including the assignment of moneys due or to become due on government contracts;

•

materialmen’s, carriers’, mechanics’, workmen’s, repairmen’s or other like liens arising in the ordinary course of business and which are not overdue or which are being contested in good faith in appropriate proceedings;

•	liens arising from any judgment, decree or order of any court or in connection with legal proceedings or actions at law or in equity; and

•	certain extensions, substitutions, replacements or renewals of the foregoing.

In addition, production payments and other financial arrangements with regard to oil, gas and mineral properties are not deemed to involve liens securing debt (Section 1008).

Sales and Leasebacks

So long as any unsubordinated debt securities are outstanding under the unsubordinated indenture, UTC will not, and will not permit any wholly-owned domestic manufacturing subsidiary to, enter into any sale and leaseback transaction after the date when UTC first issued securities pursuant to the unsubordinated indenture, covering any principal property, which was or is owned or leased by UTC or a wholly-owned domestic manufacturing subsidiary and which has been or is to be sold or transferred more than 120 days after the completion of construction and commencement of full operation of that principal property.

However, a sale and leaseback transaction of this kind will not be prohibited if:

•

attributable debt of UTC and its wholly-owned domestic manufacturing subsidiaries in respect of the sale and leaseback transaction and all other sale and leaseback transactions entered into after the date when UTC first issued securities pursuant to the unsubordinated indenture (other than sale and leaseback transactions that are permitted as described in the next bullet point), plus the aggregate principal amount of debt secured by liens on principal properties then outstanding (not otherwise permitted or excepted) without equally and ratably securing the unsubordinated debt securities, would not exceed 10% of the consolidated net tangible assets;

•

an amount equal to the greater of the net proceeds of the sale or transfer or the fair market value of the principal property sold or transferred (as determined by UTC) is applied within 120 days to the voluntary retirement of the unsubordinated debt securities or other indebtedness of UTC (other than indebtedness subordinated to the unsubordinated debt securities) or indebtedness of a wholly-owned domestic manufacturing subsidiary, for money borrowed, maturing more than 12 months after the voluntary retirement;

•	the lease is for a temporary period not exceeding three years; or

•	the lease is with UTC or another wholly owned domestic manufacturing subsidiary (Section 1009).

Provisions Applicable Solely to Junior Subordinated Debt Securities

General

Our junior subordinated debt securities will be issued under the junior subordinated indenture. Holders of junior subordinated debt securities should recognize that contractual provisions in the junior subordinated indenture may prohibit us from making payments on these securities, as further described below. The junior subordinated debt securities will rank on an equal basis with certain of our other junior subordinated debt that may be outstanding from time to time and will rank junior to all of our senior indebtedness, as defined below, including any unsubordinated debt securities that may be outstanding from time to time.

If we issue junior subordinated debt securities, the aggregate principal amount of senior indebtedness, as defined below, outstanding as of a recent date will be set forth in the applicable prospectus supplement. Neither the unsubordinated nor the junior subordinated indenture restricts the amount of unsubordinated indebtedness that we may incur.

Subordination

The payment of the principal of, and premium, if any, and interest on the junior subordinated debt securities is expressly subordinated, to the extent and in the manner set forth in the subordinated indenture, in right of payment to the prior payment in full of all of our senior indebtedness, as defined below.

Subject to the qualifications described below, the term “senior indebtedness” is defined in the junior subordinated indenture to include principal, premium, interest, penalties, fees and any other payment in respect of any of the following, whether presently existing or from time to time thereafter incurred, created, assumed or existing:

•

all indebtedness of UTC for borrowed money (other than indebtedness issued pursuant to the junior subordinated indenture), including, without limitation, such obligations as are evidenced by credit agreements, notes, debentures, bonds and similar instruments;

•	all obligations of UTC under synthetic leases, financing leases and capitalized leases;

•	all of UTC’s reimbursement obligations under letters of credit, banker’s acceptances, security purchase facilities or similar facilities issued for the account of the UTC;

•

any obligations of UTC with respect to derivative contracts, including but not limited to commodity contracts, interest rate, commodity and currency swap agreements, forward contracts and other similar agreements or arrangements designed to protect against fluctuations in commodity prices, currency exchange or interest rates;

•	all obligations of the types referred to in the preceding bullet points of others, the payment of which UTC has assumed, guaranteed or otherwise becomes liable for, under any agreement;

•

all obligations of the types referred to in the preceding bullet points (other than the immediately preceding bullet point) of others which is secured by any lien on any property or assets of UTC (whether or not that obligation has been assumed by UTC); and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any of the above types of indebtedness (Section 101 of the junior subordinated indenture).

The junior subordinated debt securities will rank senior to all of our equity securities, including any preferred stock we may issue in the future.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (1) trade obligations incurred in the ordinary course of business and (2) any indebtedness or obligation which by its terms expressly provides that such indebtedness or obligation is not superior in right of payment to or is made equal in rank and payment with the junior subordinated debt securities of any series (Section 101 of the junior subordinated indenture).

The junior subordinated indenture provides that, unless all amounts due to the holders of senior indebtedness have been paid in full, or provision has been made to make these payments in full, the holders of the junior subordinated indebtedness shall not be entitled to payment or other distributions in the following circumstances (subject to certain exceptions set forth in the junior subordinated indenture):

•

any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of UTC or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding up of UTC, whether or not involving insolvency or bankruptcy;

•

a default in the payment of principal, interest or other monetary amounts with respect to any senior indebtedness, beyond the period of grace, if any, in respect thereof, and such default shall not have been cured or waived or shall not have ceased to exist; or

•

the maturity of any senior indebtedness shall have been accelerated because of an event of default (other than a default described in the immediately preceding bullet point) in respect of any senior indebtedness (Section 1702 of the junior subordinated indenture).

A consolidation of UTC with, or the merger of UTC into, another corporation or the liquidation or dissolution of UTC following the conveyance and transfer of its property as an entirety, or substantially as an entirety, to another corporation on the terms and conditions provided in the junior subordinated indenture and above under “—Restriction on Merger and Sale of Assets” will not be deemed a liquidation, dissolution, reorganization or winding-up for the purposes of these subordination provisions if such other corporation, as part of such consolidation, conveyance, merger or transfer, complies with the conditions set forth in the junior subordinated indenture (Section 1702 of the junior subordinated indenture).

For purposes of the subordination provisions contained in the junior subordinated indenture, the words “cash, property or securities” will not be deemed to include shares of stock of UTC as reorganized or readjusted, or securities of UTC or any other corporation provided for by a plan of reorganization or readjustment which are subordinate in right of payment to all senior indebtedness of UTC which may at the time be outstanding to the same extent as, or to a greater extent than, the junior subordinated securities are so subordinated as provided in the junior subordinated indenture (Section 1702 of the junior subordinated indenture).

Notwithstanding the foregoing subordination provisions, we may make payments or distributions on the junior subordinated debt securities of any series so long as:

•

the payments or distributions consist of shares of stock of UTC as reorganized or readjusted or securities issued by UTC or another company in connection with a plan of reorganization or readjustment; and

•

payment on those securities is subordinate to all senior indebtedness that may be outstanding at the time to the same extent as, or to a greater extent than, provided in the subordination provisions of such junior subordinated debt securities.

If the holders of junior subordinated debt securities receive any payment or distribution of our assets not permitted by the subordination provisions, the holders of junior subordinated debt securities will have to repay that amount to the holders of the senior indebtedness or to their representative or to the trustee under any indenture for any such senior indebtedness (Section 1702 of the junior subordinated indenture).

Subrogation

After the payment in full of all senior indebtedness or the provision for such payment in accordance with the terms of the senior indebtedness, the holders of the junior subordinated debt securities will be subrogated to the rights of the holders of senior indebtedness to receive payments or distributions of our assets or securities applicable to the senior indebtedness until the junior subordinated debt securities are paid in full. These provisions of the junior subordinated indenture are intended solely for the purpose of defining the relative rights of the holders of the junior subordinated debt securities and the holders of the senior indebtedness. Nothing contained in the junior subordinated indenture is intended to impair our absolute obligation to pay the principal of and interest on the junior subordinated debt securities in accordance with their terms or to affect the relative rights of the holders of the junior subordinated debt securities and our creditors other than the holders of senior indebtedness. These subrogation provisions of the junior subordinated indenture will not prevent the holder of any junior subordinated debt security from exercising all remedies otherwise permitted by applicable law upon default of that security, subject to the rights of subordination described above (Sections 1704 and 1705 of the junior subordinated indenture).

DESCRIPTION OF DEBT WARRANTS

UTC may issue warrants for the purchase of debt securities. Debt warrants may be issued separately or together with debt securities, currency warrants (which are described under “Description of Currency Warrants”) or stock-index warrants (which are described under “Description of Stock-Index Warrants”).

We will issue any series of debt warrants under a separate debt warrant agreement to be entered into between UTC and one or more banks or trust companies, as debt warrant agent, all as will be set forth in the prospectus supplement relating to that series. A form of debt warrant agreement, including a form of debt warrant certificate representing the debt warrants, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of debt warrant agreement.

The following description of the debt warrant agreements and the debt warrant certificates and summaries of some provisions of the debt warrant agreements and the debt warrant certificates do not describe every aspect of the debt warrants and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable debt warrant agreements and the debt warrant certificates, including definitions of terms used in the debt warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the debt warrant agreements. We also include references in parentheses to some sections of the debt warrant agreements. Whenever we refer to particular sections or defined terms of the debt warrant agreements in this prospectus or in any applicable prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement.

Terms of the Debt Warrants To Be Described in the Prospectus Supplement

The particular terms of each issue of debt warrants, the debt warrant agreement relating to the debt warrants and the debt warrant certificates representing debt warrants will be described in the applicable prospectus supplement. This description will include:

•	the initial offering price;

•	the currency or currency unit in which the price for the debt warrants is payable;

•	the title, aggregate principal amount and terms of the debt securities purchasable upon exercise of the debt warrants;

•	the title and terms of any related debt securities with which the debt warrants are issued and the number of the debt warrants issued with each debt security;

•	the date, if any, on and after which the debt warrants and the related debt securities will be separately transferable;

•

the principal amount of debt securities purchasable upon exercise of each debt warrant and the price at which that principal amount of debt securities may be purchased upon exercise of each debt warrant;

•	the date on which the right to exercise the debt warrants will commence and the date on which this right will expire;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the debt warrants;

•	whether the debt warrants represented by the debt warrant certificates will be issued in registered or bearer form, and, if registered, where they may be transferred and registered; and

•	any other terms of the debt warrants.

Debt warrant certificates will be exchangeable for new debt warrant certificates of different denominations and, if in registered form, may be presented for registration of transfer and debt warrants may be exercised at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement (Section 3.01). Before the exercise of debt warrants, holders of debt warrants will not be entitled to payments of principal, premium, if any, or interest, if any, on the debt securities purchasable upon exercise of the debt warrants, or to enforce any of the covenants in the applicable indenture (Section 4.01).

Exercise of Debt Warrants

Unless otherwise provided in the applicable prospectus supplement, each debt warrant will entitle the holder of debt warrants to purchase for cash the principal amount of debt securities at the exercise price that will in each case be set forth in, or be determinable as set forth in, the applicable prospectus supplement (Sections 2.01 and 2.03). Debt warrants may be exercised at any time up to the close of business on the expiration date specified in the prospectus supplement relating to the debt warrants. After the close of business on the expiration date or any later date to which the expiration date may be extended by UTC, unexercised debt warrants will become void (Section 2.02).

Debt warrants may be exercised as set forth in the prospectus supplement relating to the debt warrants. Upon receipt of payment and the debt warrant certificate properly completed and duly executed at the corporate trust office of the debt warrant agent or any other office indicated in the applicable prospectus supplement, UTC will, as soon as practicable, forward the debt securities purchasable upon exercise of the debt warrants to the person entitled to them. If fewer than all of the debt warrants represented by the debt warrant certificate are exercised, a new debt warrant certificate will be issued for the remaining amount of debt warrants (Section 2.03).

If you hold your interest in a debt warrant indirectly, you should check with the institution through which you hold your interest in the debt warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights applicable to indirect owners of debt warrants.

Modifications

The debt warrant agreement may be amended by UTC and the debt warrant agent, without the consent of the holder of any debt warrant certificate, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained in the debt warrant agreement, or making any provisions in regard to matters or questions arising under the debt warrant agreement that UTC may deem necessary or desirable; provided that the amendment may not adversely affect the interest of the holders of debt warrant certificates in any material respect (Section 6.03). UTC and the debt warrant agent also may modify or amend the debt warrant agreement and the terms of the debt warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised debt warrants affected. However, any modification or amendment that increases the exercise price, shortens the period of time during which the debt warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the debt warrants or reduces the number of debt warrants the consent of whose owners is required for modification or amendment of the debt warrant agreement or the terms of the debt warrants may be made only with the consent of the owners affected by the modification or amendment.

Merger, Consolidation, Sale or Other Dispositions

Under the debt warrant agreement, UTC may, to the extent permitted in the applicable indenture, consolidate with, or sell or convey all or substantially all of its assets to, or merge with or into, any other corporation. If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the debt warrant agreement and in the debt warrants as UTC. UTC will then be relieved of any further obligation under the debt warrant agreement or under the debt warrants (Sections 6.01 and 6.02).

Enforceability of Rights; Governing Law

The debt warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of debt warrants and will not assume any obligation or relationship of agency or trust for or with any holder of a debt warrant certificate or any owner of a beneficial interest in debt warrants (Section 5.02). The holders of debt warrant certificates, without the consent of the debt warrant agent, the trustee, the holder of any debt securities issued upon exercise of debt warrants or the holder of any other debt warrant certificates, may, on their own behalf and for their own benefit, enforce, and may institute and maintain any suit, action or proceeding against UTC suitable to enforce, or otherwise in respect of, their rights to exercise debt warrants evidenced by their debt warrant certificates (Section 4.02). Except as may otherwise be provided in the applicable prospectus supplement, each issue of debt warrants and the applicable debt warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.07).

DESCRIPTION OF CURRENCY WARRANTS

UTC may issue warrants to receive from UTC the cash value in U.S. dollars of the right to purchase or to sell the foreign currencies or units of two or more foreign currencies that will be designated by UTC at the time of offering. Currency warrants may be issued:

•

in the form of currency put warrants, entitling their owners to receive from UTC the currency warrant cash settlement value (as defined under “Terms of the Currency Warrants to Be Described in the Prospectus Supplement” below) in U.S. dollars of the right to sell a specified foreign base currency or currency unit or units for a specified amount of U.S. dollars;

•

in the form of currency call warrants, entitling their owners to receive from UTC the currency warrant cash settlement value in U.S. dollars of the right to purchase a specified amount of a base currency for a specified amount of U.S. dollars; or

•	in any other form that is specified in the applicable prospectus supplement.

Currency warrants may be issued separately or together with debt securities, debt warrants or stock-index warrants.

A currency warrant will be settled only in U.S. dollars and accordingly will not require or entitle an owner to sell, deliver, purchase or take delivery of any other currency or currency unit.

We will issue any series of currency warrants under a separate currency warrant agreement to be entered into between UTC and one or more banks or trust companies, as currency warrant agents, all as will be described in the prospectus supplement relating to that series. A form of currency warrant agreement, including a form of currency warrant certificate representing the currency warrants, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of currency warrant agreement.

The following description of the currency warrant agreements and the currency warrant certificates and summaries of some provisions of the currency warrant agreements and the currency warrant certificates do not describe every aspect of the currency warrants and are subject to, and are qualified in their entirety by reference to, all the provisions of the applicable currency warrant agreements and the currency warrant certificates, including definitions of terms used in the currency warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the currency warrant agreements. We also include references in parentheses to some sections of the currency warrant agreements. Whenever we refer to particular sections or defined terms of the currency warrant agreements in this prospectus or in any applicable prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement.

Terms of the Currency Warrants To Be Described in the Prospectus Supplement

The particular terms of each issue of currency warrants, the currency warrant agreement relating to the currency warrants and the currency warrant certificates representing the currency warrants will be described in the applicable prospectus supplement. This description will include:

•	the aggregate amount of the currency warrants;

•	the initial offering price;

•	whether the currency warrants shall be currency put warrants, currency call warrants, or otherwise;

•	the formula for determining the currency warrant cash settlement value, if applicable, of each currency warrant;

•	the procedures and conditions relating to the exercise of the currency warrants;

•	the circumstances which will cause the currency warrants to be deemed to be automatically exercised;

•	any minimum number of currency warrants which must be exercised at any one time, other than upon automatic exercise;

•	the date on which the right to exercise the currency warrants will commence and the date on which the right will expire;

•	the identity of the currency warrant agent;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the currency warrants; and

•	any other terms of the currency warrants.

If the currency warrants are to be offered either in the form of currency put warrants or currency call warrants, an owner will receive a cash payment upon exercise only if the currency warrants have a cash settlement value in excess of zero at that time. The spot exchange rate of the applicable base currency, as compared to the U.S. dollar upon exercise, will determine, together with the strike price, whether the currency warrants have a cash settlement value on any given day prior to their expiration. The strike price for a currency warrant will be the amount of the base currency that the holder has the right to sell, in the case of a currency put warrant, or purchase, in the case of a currency call warrant, in exchange for one U.S. dollar. The currency warrants are expected to be “out-of-the-money” (i.e., the cash settlement value will be zero) when initially sold and will be “in-the-money” (i.e., their cash settlement value will exceed zero) if, in the case of currency put warrants, the base currency depreciates against the U.S. dollar to the extent that one U.S. dollar is worth more than the strike price or, in the case of currency call warrants, the base currency appreciates against the U.S. dollar to the extent that one U.S. dollar is worth less than the strike price.

The “exercise date” of the currency warrants will be defined in the applicable prospectus supplement. “Cash settlement value” on an exercise date of currency put warrants is an amount which is the greater of:

•	zero; and

•	an amount calculated as follows:

constant – (constant x strike price)

              spot rate.

The cash settlement value on an exercise date of currency call warrants is an amount which is the greater of:

•	zero; and

•	an amount calculated as follows:

(constant x strike price) – constant.

    spot rate.

The constant will be a specified fixed amount, for example, 50. The spot rate means the spot exchange rate of the base currency for U.S. dollars on the exercise date.

Exercise of Currency Warrants

Unless otherwise provided in the applicable prospectus supplement, each currency warrant will entitle the beneficial owner to the cash settlement value of the currency warrant on the applicable exercise date, in each case as these terms will further be defined in the applicable prospectus supplement (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the fifth business day preceding the expiration date, currency warrants will be deemed automatically exercised on the expiration date (Section 2.03). Currency warrants may also be deemed to be automatically exercised if they are delisted. Procedures for exercise of the currency warrants will be set out in the applicable prospectus supplement. In addition, if you hold your interest in a currency warrant indirectly, either because it has been issued in global form or because you otherwise hold it in street name, you should check with the institution through which you hold your interest in the currency warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights that may be applicable to indirect owners of currency warrants.

Listing

Unless otherwise provided in any applicable prospectus supplement, each issue of currency warrants will be listed on a national securities exchange as specified in that prospectus supplement, subject only to official notice of issuance, as a precondition to the sale of any of the currency warrants. If the currency warrants are delisted from, or permanently suspended from trading on, that exchange, and, at or before the delisting or suspension, the currency warrants have not been listed on another national securities exchange, currency warrants not previously exercised will be deemed automatically exercised on the date the delisting or permanent trading suspension becomes effective (Section 2.03). The cash settlement value to be paid if the currency warrants are thus deemed automatically exercised will be as described in the applicable prospectus supplement. UTC will notify holders of currency warrants as soon as practicable of the delisting or permanent trading suspension. The applicable currency warrant agreement will contain a covenant of UTC not to seek delisting of the currency warrants from, or permanent suspension of their trading on, the exchange on which they are listed (Section 2.04).

Modifications

The currency warrant agreement and the terms of the currency warrants may be amended by UTC and the currency warrant agent, without the consent of the beneficial owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the currency warrant agreement and the terms of the currency warrants, or in any other manner which UTC may deem necessary or desirable and which will not adversely affect the interests of the beneficial owners (Section 6.01).

UTC and the currency warrant agent also may modify or amend the currency warrant agreement and the terms of the currency warrants with the consent of the owners of not less than a majority in number of the then outstanding unexercised currency warrants affected, provided that no modification or amendment that increases the strike price in the case of a currency put warrant, decreases the strike price in the case of a currency call warrant, shortens the period of time during which the currency warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the currency warrants or reduces the number of outstanding currency warrants the consent of whose owners is required for modification or amendment of the currency warrant agreement or the terms of the currency warrants may be made without the consent of the owners affected by the modification or amendment (Section 6.01).

Merger, Consolidation, Sale or Other Dispositions

If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, then the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the currency warrant agreement and in the currency warrants as UTC. UTC will then be relieved of any further obligation under the currency warrant agreement or under the currency warrants, and UTC as the predecessor corporation may then or at any later time be dissolved, wound up or liquidated (Section 3.02).

Enforceability of Rights by Owners; Governing Law

The currency warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of currency warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in currency warrants or with the registered holder of the currency warrants (Section 5.02). The currency warrant agent will have no duty or responsibility in case of any default by UTC in the performance of its obligations under the currency warrant agreement or currency warrant certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon UTC (Section 5.02). Owners may, without the consent of the currency warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their currency warrants (Section 3.01). Except as may otherwise be provided in the applicable prospectus supplement, each issue of currency warrants and the applicable currency warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.05).

DESCRIPTION OF STOCK-INDEX WARRANTS

UTC may issue warrants entitling the owners of the warrants to receive, upon exercise, an amount in cash determined by reference to decreases or increases in the level of a specified stock index which may be based on one or more U.S. or foreign stocks or a combination of U.S. or foreign stocks. Stock-index warrants may be issued:

•

in the form of stock-index put warrants, entitling their owners to receive from UTC the stock-index cash settlement value in cash in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the exercise price exceeds the index value at the time of exercise; and

•

in the form of stock-index call warrants, entitling their owners to receive from UTC the stock-index cash settlement value in cash in U.S. dollars, which amount will be determined by reference to the amount, if any, by which the index value at the time of exercise exceeds the exercise price.

The “stock-index cash settlement value,” the “exercise price” and the “index value” will be defined in the applicable prospectus supplement. Stock-index warrants may be issued separately or together with debt securities, debt warrants or currency warrants.

The prospectus supplement relating to a particular series of stock-index warrants will set forth the formula by which the stock-index cash settlement value will be determined, including any multipliers, if applicable. In addition, if so specified in the applicable prospectus supplement, following the occurrence of a market disruption event (as defined in that prospectus supplement), the stock-index cash settlement value may be determined on a different basis than upon normal exercise of a stock-index warrant. Unless otherwise indicated in the applicable prospectus supplement, a stock-index warrant will be settled only in cash in U.S. dollars, which is the only permissible method of settlement under exchange rules currently approved by the SEC. Accordingly, a stock-index warrant will not require or entitle an owner to sell, deliver, purchase or take delivery of any shares of any underlying stock or any other securities. The owners will not be entitled to any of the rights of the holders of any underlying stock.

We will issue any series of stock-index warrants under a separate stock-index warrant agreement to be entered into between UTC and one or more banks or trust companies, as stock-index warrant agents, all as will be described in the prospectus supplement relating to that series. A form of stock-index warrant agreement, including a form of stock-index warrant certificate, is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of the form of stock-index warrant agreement.

The following description of the stock-index warrant agreements and the stock-index warrant certificates and summaries of some provisions of the stock-index warrants and the stock-index warrant certificates do not describe every aspect of the stock-index warrants and are subject to, and are qualified in their entirety by reference to, all of the provisions of the applicable stock-index warrant agreements and the stock-index warrant certificates, including definitions of terms used in the stock-index warrant agreements and not otherwise defined in this prospectus. For example, in this section we use some terms that have been given special meaning in the stock-index warrant agreements. We also include references in parentheses to some sections of the stock-index warrant agreements. Whenever we refer to particular sections or defined terms of the stock-index warrant agreements in this prospectus or in any applicable prospectus supplement, those sections or defined terms are incorporated by reference in this prospectus or in the applicable prospectus supplement.

Terms of the Stock-Index Warrants To Be Described in the Prospectus Supplement

The particular terms of each issue of stock-index warrants, the stock-index warrant agreement relating to the stock-index warrants and the stock-index warrant certificate representing the stock-index warrants will be described in the applicable prospectus supplement. This description will include:

•	the aggregate amount of the stock-index warrants;

•	the initial offering price of the stock-index warrants;

•

the stock index for the stock-index warrants, which may be based on one or more U.S. or foreign stocks or a combination of U.S. or foreign stocks and may be a preexisting U.S. or foreign stock index compiled and published by a third party or an index based on one or more underlying stock or stocks selected by UTC solely in connection with the issuance of the stock-index warrants, and specified information regarding the stock index and the underlying stock or stocks;

•	whether the stock-index warrants are puts, calls or otherwise;

•	the date on which the right to exercise the stock-index warrants commences and the date on which this right expires;

•	the manner in which the stock-index warrants may be exercised;

•	the minimum number, if any, of the stock-index warrants exercisable at any one time;

•	the maximum number, if any, of the stock-index warrants that may, subject to UTC’s election, be exercised by all owners (or by any person or entity) on any day;

•	any provisions for the automatic exercise of the stock-index warrants other than at expiration;

•

the method of providing for a substitute index or otherwise determining the amount payable in connection with the exercise of the stock-index warrants if the stock index changes or ceases to be made available by its publisher, which determination will be made by an independent expert;

•	if applicable, a discussion of United States federal income tax, accounting or other considerations applicable to the stock-index warrants;

•	any provisions permitting an owner to condition an exercise notice on the absence of specified changes in the index value after the exercise date; and

•	any other terms of the stock-index warrants.

Exercise of Stock-Index Warrants

Unless otherwise provided in the applicable prospectus supplement, each stock-index warrant will entitle the owner to the stock-index cash settlement value of the stock-index warrant on the applicable valuation date, in each case as these terms will further be defined in the applicable prospectus supplement (Section 2.02). If not exercised prior to 3:00 p.m., New York City time, on the stock-index warrant expiration date, stock-index warrants will be deemed automatically exercised on the stock- index warrant expiration date (Section 2.03). Procedures for exercise of the stock-index warrants will be described in the applicable prospectus supplement. In addition, if you hold your interest in a stock-index warrant indirectly, either because it has been issued in global form or because you otherwise hold it in street name, you should check with the institution through which you hold your interest in the stock-index warrant to determine how these provisions will apply to you. See “Legal Ownership” for a general description of the procedures and rights applicable to indirect holders of stock-index warrants.

Listing

Unless otherwise provided in any applicable prospectus supplement, each issue of stock-index warrants will be listed on a national securities exchange, as specified in that prospectus supplement, subject only to official notice of issuance, as a pre-condition to the sale of any of the stock-index warrants. It may be necessary in certain circumstances for that national securities exchange to obtain the approval of the SEC in connection with any listing of the stock-index warrants. If the stock-index warrants are delisted from, or permanently suspended from trading on, the exchange, and, at or before the delisting or suspension, the stock-index warrants have not been listed on another national securities exchange, stock-index warrants not previously exercised will be deemed automatically exercised on the date the delisting or permanent trading suspension becomes effective (Section 2.03). The stock-index cash settlement value to be paid if the stock-index warrants are then deemed automatically exercised will be described in the applicable prospectus supplement. UTC will notify holders of stock-index warrants as soon as practicable of the delisting or permanent trading suspension. The applicable stock-index warrant agreement will contain a covenant of UTC not to seek delisting of the stock-index warrants from, or permanent suspension of their trading on the exchange on which they are listed (Section 2.05).

Modifications

The stock-index warrant agreement and the terms of the stock-index warrants may be amended by UTC and the stock-index warrant agent, without the consent of the beneficial owners or the registered holder, for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective or inconsistent provision contained in the stock-index warrant agreement and the terms of the stock-index warrants, or in any other manner which UTC may deem necessary or desirable and which will not adversely affect the interests of the owners (Section 6.01).

UTC and the stock-index warrant agent also may modify or amend the stock-index warrant agreement and the terms of the stock-index warrants, with the consent of the owners of not less than a majority in number of the then outstanding unexercised stock-index warrants affected, provided that no such modification or amendment that increases the exercise price in the case of a stock-index call warrant, decreases the exercise price in the case of a stock-index put warrant, shortens the period of time during which the stock-index warrants may be exercised or otherwise materially and adversely affects the exercise rights of the owners of the stock-index warrants or reduces the number of outstanding stock-index warrants the consent of whose owners is required for modification or amendment of the stock-index warrant agreement or the terms of the stock-index warrants may be made without the consent of the owners affected by the modification or amendment (Section 6.01).

Merger, Consolidation, Sale or Other Dispositions

If at any time there is a merger, consolidation, sale, transfer, conveyance or other disposition of substantially all of the assets of UTC, then the successor or assuming corporation will succeed to and be substituted for UTC, with the same effect as if it had been named in the stock-index warrant agreement and in the stock-index warrants as UTC. UTC will then be relieved of any further obligation under the stock-index warrant agreement or under the stock-index warrants, and UTC as the predecessor corporation may then or at any later time be dissolved, wound up or liquidated (Section 3.02).

Enforceability of Rights by Owners; Governing Law

The stock-index warrant agent will act solely as an agent of UTC in connection with the issuance and exercise of stock-index warrants and will not assume any obligation or relationship of agency or trust for or with any owner of a beneficial interest in stock-index warrants or with the registered holder of the stock-index warrants (Section 5.02). The stock-index warrant agent will have no duty or responsibility in case of any default by UTC in the performance of its obligations under the stock-index warrant agreement or stock-index warrant certificate including, without limitation, any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon UTC (Section 5.02). Owners may, without the consent of the stock-index warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise, and to receive payment for, their stock-index warrants (Section 3.01). Except as may otherwise be provided in the applicable prospectus supplement, each issue of stock-index warrants and the applicable stock-index warrant agreement will be governed by and construed in accordance with the law of the State of New York (Section 6.05).

DESCRIPTION OF CAPITAL STOCK

UTC’s authorized capital stock consists of 4,000,000,000 shares of common stock, par value $1.00 per share, and 250,000,000 shares of preferred stock, par value $1.00 per share. The following briefly summarizes the material terms of UTC’s common stock, preferred stock, restated certificate of incorporation and restated bylaws. These summaries do not describe every aspect of these securities and documents and are subject, and are qualified in their entirety by reference, to all the provisions of the restated certificate of incorporation and restated bylaws. Our restated certificate of incorporation and our amended and restated bylaws are incorporated by reference in the registration statement of which this prospectus forms a part. See “Where You Can Find More Information” for information on how to obtain a copy of these documents.

Common Stock

UTC’s common stock is listed on the New York Stock Exchange under the symbol “UTX”. As of March 31, 2012 there were 911,358,152 shares of common stock outstanding, all of which are fully paid and nonassessable.

Common stockholders are entitled to one vote for each share held on all matters submitted to a vote of stockholders. For the purpose of electing directors, common stockholders have cumulative voting rights. This means that each common stockholder has a number of votes equal to the number of shares of common stock held by that stockholder multiplied by the number of directors to be elected. A common stockholder may cast all votes for a single director or may distribute them among two or more of the directors to be elected.

Common stockholders are entitled to share equally in the dividends, if any, that may be declared by the board of directors out of funds that are legally available to pay dividends, but only after payment of any dividends required to be paid on outstanding preferred stock. Upon any voluntary or involuntary liquidation, dissolution or winding up of UTC, the common stockholders will be entitled to share ratably in all assets of UTC remaining after we pay:

•	all of our debts and other liabilities and

•	any amounts we may owe to the holders of our preferred stock.

Common stockholders do not have any preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of common stockholders are subject to the rights of the shareholders of any series of preferred stock that we have designated and issued or that we may designate and issue in the future.

Delaware law and our bylaws permit us to issue uncertificated shares of common stock. However, holders of uncertificated shares of our common stock may request certificates representing their ownership of common stock.

Preferred Stock

As noted above, the rights, preferences and privileges of common stockholders may be affected by the rights, preferences and privileges granted to holders of preferred stock. For this reason, you should be aware that UTC’s board of directors has the authority, without further action by the stockholders, to issue shares of preferred stock in one or more series, and to fix the rights, preferences and privileges of each series, which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any additional series of preferred stock upon the rights of common stockholders until the board of directors determines the specific rights of the holders of that series. However, the effects might include, among other things:

•	restricting dividends on the common stock;

•	diluting the voting power of the common stock;

•	impairing the liquidation rights of the common stock; or

•	delaying or preventing a change in control of UTC without further action by the stockholders.

As of April 27, 2012, UTC had no shares of preferred stock outstanding.

Charter and Bylaw Provisions

At each annual meeting of stockholders, the entire board of directors is elected for a term of one year. UTC’s restated bylaws provide that the board of directors may, from time to time, designate the number of directors; however, the number may not be less than 10 nor more than 19. Vacancies on the board resulting from an increase in the number of directors may generally be filled by a vote of the majority of the directors then in office, even if less than a quorum.

UTC’s restated certificate of incorporation includes provisions eliminating the personal liability of our directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Delaware law. The restated bylaws include provisions indemnifying our directors, officers and employees to the fullest extent permitted by Delaware law including under circumstances in which indemnification is otherwise discretionary. The restated bylaws additionally include provisions relating to reimbursement by UTC of expenses reasonably incurred by our current and former directors and officers in advance of the final disposition of any such proceeding, and permitting the Chief Executive Officer or the General Counsel and the Chief Financial Officer acting together to reimburse the expenses of employees, agents and fiduciaries in advance of the final disposition of any such proceeding.

UTC’s restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election of directors, other than nominations made by or at the direction of UTC’s board of directors. In addition, special meetings of stockholders may be called only by the board of directors, the chairman of the board of directors or the Chief Executive Officer.

The restated certificate of incorporation contains a “fair price” provision, providing that certain business combinations with any interested stockholder or affiliate of an interested stockholder may not be consummated without the affirmative vote of at least 80% of the votes entitled to be cast by the holders of the then-outstanding shares of capital stock of UTC entitled to vote generally in the election of directors, voting as a single class. The term “interested stockholder,” as defined in the restated certificate of incorporation, generally means a person who owns at least 10% of the voting power of UTC’s voting stock.

The business combinations to which the fair price provision applies include:

•	a merger or consolidation with an interested stockholder;

•	the sale or other disposition of assets having a fair market value of $25,000,000 or more to an interested stockholder;

•	the issuance or transfer of securities having an aggregate fair market value of $25,000,000 or more by UTC or any subsidiary of UTC to an interested stockholder;

•	the adoption of a plan of liquidation or dissolution proposed by or on behalf of an interested stockholder; and

•	any reclassification of securities, recapitalization or other transaction which increases, directly or indirectly, the proportionate share holdings of an interested stockholder.

A significant purpose of the fair price provision is to deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire UTC. The affirmative vote of the holders of at least 80% of the voting power of voting stock of UTC is required to amend or repeal the fair price provision or adopt any provision inconsistent with it.

Under Delaware law, the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage. As described above, the affirmative vote of the holders of at least 80% of the voting power of the voting stock of UTC is required to amend or repeal certain provisions of UTC’s restated certificate of incorporation.

Certain of the provisions of UTC’s restated certificate of incorporation and restated bylaws discussed above could discourage a proxy contest or the acquisition of control of a substantial block of our stock. These provisions could also have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of UTC, even though an attempt to obtain control of UTC might be beneficial to UTC and its stockholders.

Change of Control

Section 203 of the Delaware General Corporation Law, under certain circumstances, may make it more difficult for a person who is an “Interested Stockholder,” as defined in Section 203, to effect various business combinations with a corporation for a three-year period. Under Delaware law, a corporation’s certificate of incorporation or bylaws may exclude a corporation from the restrictions imposed by Section 203. However, UTC’s restated certificate of incorporation and restated bylaws do not exclude us from these restrictions, and these restrictions apply to us.

DESCRIPTION OF EQUITY UNITS AND STOCK PURCHASE CONTRACTS

UTC may issue equity units consisting of a stock purchase contract and debt securities or debt or equity obligations of third parties, including U.S. Treasury securities, in each case securing holders’ obligations to purchase shares of our common stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to holders of the equity units, or vice versa, and such payments may be unsecured or prefunded and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner, and, in certain circumstances, we may deliver newly issued prepaid stock purchase contracts upon release to a holder of any collateral securing such holder’s obligations under the original stock purchase contract. Any one or more of the above securities, shares of our common stock or the stock purchase contracts or other collateral may be pledged as security for the holders’ obligations to purchase or sell, as the case may be, the shares of our common stock under the stock purchase contracts. The stock purchase contracts may also allow the holders, under certain circumstances, to obtain the release of the security for their obligations under such contracts by depositing with the collateral agent as substitute collateral U.S. Treasury securities with a principal amount at maturity equal to the collateral so released or the maximum number of shares deliverable by such holders under stock purchase contracts requiring the holders to sell shares of our common stock to us. The stock purchase contracts may include, without limitation, contracts obligating holders to purchase from us, and obligating us to sell to holders, a fixed or varying number of shares of our common stock at a future date or dates. The consideration per share of our common stock may be fixed at the time that the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. Any stock purchase contract may include anti-dilution provisions to adjust the number of shares issuable pursuant to such stock purchase contract upon the occurrence of certain events.

LEGAL OWNERSHIP

In this prospectus and in any applicable prospectus supplement, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the holder actually will be a broker, bank or other financial institution or, in the case of a global security, the depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar and any third parties employed by us, the trustee, any warrant agent, any transfer agent and any registrar, run only to persons who are registered as holders of UTC securities, except as may be specifically provided for in a warrant agreement, warrant certificate or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you but does not do so.

Street Name and Other Indirect Holders

Holding securities in accounts at banks, brokers or other financial institutions is called holding in “street name.” If you hold UTC securities in street name, we will recognize only the bank or broker, or the financial institution the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they legally are required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any applicable prospectus supplement actually will apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold UTC securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities;

•	whether it imposes fees or charges;

•	how it handles voting, if applicable;

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Book-Entry Issuance

Unless otherwise specified in the applicable prospectus supplement, UTC securities will be book-entry securities that are cleared and settled through The Depository Trust Company, or DTC, a securities depositary. Upon issuance, unless otherwise specified in the applicable prospectus supplement, all book-entry securities of the same series will be represented by one or more fully registered global securities. Each global security will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of any such securities and will be considered the sole owner of the securities.

Purchasers may only hold interests in the global securities through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary—a bank, brokerage house or other institution that maintains securities accounts for customers—that has an account with DTC or its nominee. DTC will maintain accounts showing the securities holdings of its participants, and these participants will in turn maintain accounts showing the securities holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the “top” and the beneficial owner’s own securities intermediary at the “bottom.”

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates. The laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

We may issue UTC common stock in the form of a global security, but you will nevertheless have the right to receive shares of common stock in certificated form registered in your name. You should consult your bank, broker or other financial institution to find out how to receive certificates in your name which represent your interests in common stock so that you will be a direct holder.

In a few special situations described below, a book-entry security representing UTC securities will terminate and interests in it will be exchanged for physical certificates representing the securities. After that exchange, the choice of whether to hold securities directly or in street name will be up to you. You must consult your bank, broker or other financial institution to find out how to have your interests in the securities transferred to your name, so that you will be a direct holder.

Unless we specify otherwise in any applicable prospectus supplement, the special situations for termination of a global security representing UTC securities are:

•

DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if at any time DTC ceases to be a “clearing agency” registered under the Exchange Act and we are unable to find a qualified replacement for DTC within 90 days;

•	We in our sole discretion determine to allow that global security to be exchangeable for definitive securities in registered form; or

•

Any event has occurred and is continuing, which after notice or lapse of time, would become an event of default with respect to those securities. (Defaults are discussed earlier under “Description of Debt Securities—Events of Default.”)

Any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form with the same terms, and in the case of debt securities, in an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions it receives from its participants.

In this prospectus and the applicable prospectus supplement, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Exchange Act. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

PLAN OF DISTRIBUTION

UTC may sell the securities covered by this prospectus in any of three ways (or in any combination):

•	to or through underwriters or dealers;

•	directly to a limited number of purchasers or to a single purchaser; or

•	through agents.

UTC may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by UTC or borrowed from UTC or others to settle those sales or to close out any related open borrowings of stock and may use securities received from UTC in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment to the registration statement of which this prospectus forms a part).

The accompanying prospectus supplement will set forth the terms of the offering of the securities covered by this prospectus, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to UTC and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or the third parties described above may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (including at market prices prevailing at such time or at prices related to prevailing market prices). If UTC uses underwriters in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to customary conditions. The underwriters will be obligated to purchase all of the offered securities if they purchase any of the offered securities.

UTC may sell the securities through agents from time to time. The applicable prospectus supplement will name any agent involved in the offer or sale of the securities and any commissions UTC pays to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

UTC may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from UTC at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the applicable prospectus supplement, and the applicable prospectus supplement will set forth any commissions UTC pays for solicitation of these contracts.

Certain persons participating in this offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, in connection with underwritten offerings of the offered securities and in accordance with applicable law and industry practice, the underwriters may over-allot and may bid for, and purchase, the securities in the open market.

Agents, underwriters and other third parties described above that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive from UTC and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. UTC may have agreements with the agents, underwriters and those other third parties to indemnify them against specified civil liabilities, including liabilities under the Securities Act or to contribute to payments they may be required to make in respect of those liabilities. Agents, underwriters and those other third parties may engage in transactions with or perform services for UTC in the ordinary course of their businesses.

In compliance with guidelines of the Financial Industry Regulatory Authority, or FINRA, the maximum consideration or discount to be received by any FINRA member will not exceed 8% of the aggregate amount of the securities offered pursuant to this prospectus and any accompanying prospectus supplement.

VALIDITY OF THE SECURITIES

The validity of the unsubordinated debt securities, junior subordinated debt securities, debt warrants, currency warrants, stock-index warrants, common stock, stock purchase contracts and equity units have been passed upon for UTC by Wachtell, Lipton, Rosen & Katz, New York, New York. In connection with any offering, the validity of the securities described in this prospectus will be passed upon for any underwriters or agents, as the case may be, by Sullivan & Cromwell LLP, New York, New York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements, financial statement schedule and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2011 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

We maintain a web site at http://www.utc.com that contains information regarding our company, including copies of reports, proxy statements and other information we file with the SEC. Our web site, and the information contained on that site, or linked to that site, are not incorporated by reference into this prospectus and do not constitute a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering of the securities described in this prospectus (other than, in each case, unless otherwise indicated, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

•	Annual Report on Form 10-K for the year ended December 31, 2011.

•	Current Reports on Form 8-K filed on February 17, 2012, March 15, 2012 and April 13, 2012.

•	Proxy Statement filed on February 24, 2012 pursuant to Section 14 of the Securities Exchange Act of 1934, as amended.

You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

Charles D. Gill

Senior Vice President and General Counsel

United Technologies Corporation

One Financial Plaza

Hartford, Connecticut

06103 (860) 728-7000

We are responsible for the information contained and incorporated by reference in this prospectus, any accompanying prospectus supplement, and in any related free-writing prospectus we prepare or authorize. We have not authorized anyone to give you any other information, and we take no responsibility for any other information that others may give you. We are not making an offer to sell or seeking offers to buy these debt securities, warrants, common stock, stock purchase contracts and/or equity units in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus, any accompanying prospectus supplement or in any related free writing prospectus we prepare or authorize is accurate as of any date other than the date of the applicable document.

$9,800,000,000

$1,000,000,000 1.200% Notes due 2015

$1,500,000,000 1.800% Notes due 2017

$2,300,000,000 3.100% Notes due 2022

$3,500,000,000 4.500% Notes due 2042

$1,000,000,000 Floating Rate Notes due 2013

$500,000,000 Floating Rate Notes due 2015

Prospectus    Supplement

May 24, 2012

Joint Book-Running Managers

BofA Merrill Lynch	HSBC	J.P. Morgan

BNP PARIBAS	Citigroup	Deutsche Bank Securities	Goldman, Sachs & Co.	RBS

Senior Co-Managers

The Williams Capital Group, L.P.
Banca IMI
Barclays Capital
BNY Mellon Capital Markets, LLC
COMMERZBANK
Mitsubishi UFJ Securities
RBC Capital Markets
Santander
Standard Chartered Bank
SMBC Nikko

Co-Managers

BMO Capital Markets
CICC HK Securities
UniCredit Capital Markets